Exhibit 10.1
EXECUTION
LOAN AND SECURITY AGREEMENT
by and among
VIASYSTEMS TECHNOLOGIES CORP., L.L.C.
MERIX CORPORATION
as Borrowers
and
VIASYSTEMS, INC.
VIASYSTEMS INTERNATIONAL, INC.
MERIX ASIA, INC.
as Guarantors
THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO
WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND)
as Administrative Agent
WELLS FARGO CAPITAL FINANCE, LLC
as Sole Lead Arranger, Manager and Bookrunner
Dated: February 16, 2010

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

SECTION 2. CREDIT FACILITIES	34

2.1 Loans	34
2.2 Letters of Credit.	35
2.3 Commitments.	37

SECTION 3. INTEREST AND FEES	38

3.1 Interest.	38
3.2 Fees.	39
3.3 Changes in Laws and Increased Costs of Loans.	41

SECTION 4. CONDITIONS PRECEDENT	43

4.1 Conditions Precedent to Initial Loans and Letters of Credit.	43
4.2 Conditions Precedent to All Loans and Letters of Credit.	47

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST	48

5.1 Grant of Security Interest.	48
5.2 Perfection of Security Interests.	49

SECTION 6. COLLECTION AND ADMINISTRATION	53

6.1 Borrowers’ Loan Accounts.	53
6.2 Statements.	53
6.3 Collection of Accounts; Cash Management.	54
6.4 Payments.	55
6.5 Taxes.	56
6.6 Authorization to Make Loans.	59
6.7 Use of Proceeds.	59
6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.	60
6.9 Pro Rata Treatment.	61
6.10 Sharing of Payments, Etc.	61
6.11 Settlement Procedures.	62
6.12 Obligations Several; Independent Nature of Lenders’ Rights.	64
6.13 Bank Products.	65

SECTION 7. COLLATERAL REPORTING AND COVENANTS	65

7.1 Collateral Reporting.	65
7.2 Accounts Covenants.	66

7.3 Inventory Covenants.	67
7.4 Equipment and Real Property Covenants.	67
7.5 Power of Attorney.	68
7.6 Right to Cure.	69
7.7 Access to Premises; Field Examinations.	69

SECTION 8. REPRESENTATIONS AND WARRANTIES	70

8.1 Corporate Existence, Power and Authority.	70
8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.	70
8.3 Financial Statements; No Material Adverse Change.	71
8.4 Priority of Liens; Title to Properties.	71
8.5 Tax Returns.	72
8.6 Litigation.	72
8.7 Compliance with Other Agreements and Applicable Laws.	72
8.8 Environmental Compliance.	72
8.9 Employee Benefits.	73
8.10 Bank Accounts.	74
8.11 Intellectual Property.	74
8.12 Subsidiaries; Capitalization; Solvency.	75
8.13 Labor Disputes.	76
8.14 Restrictions on Subsidiaries.	76
8.15 Material Contracts.	76
8.16 Payable Practices.	76
8.17 Issuance of Senior Secured Notes; Disposition of Proceeds.	76
8.18 Acquisition of Merix.	77
8.19 10.50% Notes.	77
8.20 Accuracy and Completeness of Information.	78
8.21 Survival of Warranties; Cumulative.	78

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS	78

9.1 Maintenance of Existence.	78
9.2 New Collateral Locations.	79
9.3 Compliance with Laws, Regulations, Etc.	79
9.4 Payment of Taxes and Claims.	80
9.5 Insurance.	80
9.6 Financial Statements and Other Information.	82
9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.	83
9.8 Encumbrances.	87
9.9 Indebtedness.	89
9.10 Loans, Investments, Etc.	93
9.11 Dividends and Redemptions.	95
9.12 Transactions with Affiliates.	95
9.13 Compliance with ERISA.	96
9.14 End of Fiscal Years; Fiscal Quarters.	96

9.15 Change in Business.	96
9.16 Limitation of Restrictions Affecting Subsidiaries.	96
9.17 Financial Covenants.	97
9.18 Excess Availability.	98
9.19 Foreign Assets Control Regulations, Etc.	98
9.20 After Acquired Real Property.	98
9.21 Costs and Expenses.	99
9.22 Additional Guaranties and Collateral Security; Further Assurances.	99
9.23 Intellectual Property.	100

SECTION 10. EVENTS OF DEFAULT AND REMEDIES	101

10.1 Events of Default.	101
10.2 Remedies.	103

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	106

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	106
11.2 Waiver of Notices.	108
11.3 Amendments and Waivers.	108
11.4 Waiver of Counterclaims.	110
11.5 Indemnification.	111

SECTION 12. THE AGENT	111

12.1 Appointment, Powers and Immunities.	111
12.2 Reliance by Agent.	112
12.3 Events of Default.	112
12.4 Wachovia in its Individual Capacity.	113
12.5 Indemnification.	113
12.6 Non-Reliance on Agent and Other Lenders.	113
12.7 Failure to Act.	114
12.8 Additional Loans.	114
12.9 Concerning the Collateral and the Related Financing Agreements.	114
12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	115
12.11 Collateral Matters.	115
12.12 Agency for Perfection.	117
12.13 Successor Agent.	117
12.14 Other Agent Designations.	118

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS	118

13.1 Term.	118
13.2 Interpretative Provisions.	119
13.3 Notices.	121
13.4 Partial Invalidity.	122

13.5 Confidentiality.	122
13.6 Successors.	123
13.7 Assignments; Participations.	124
13.8 Entire Agreement.	126
13.9 USA Patriot Act.	126
13.10 Counterparts, Etc.	126

v

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Form of Compliance Certificate

Schedule 1	Commitments

LOAN AND SECURITY AGREEMENT
This Loan and Security Agreement dated February 16, 2010 is entered into by and among Viasystems Technologies Corp., L.L.C., a Delaware limited liability company (“Technologies”), Merix Corporation, an Oregon corporation (“Merix” and, together with Technologies and any Subsidiaries that may become parties hereto after the date hereof as borrowers, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), Viasystems, Inc., a Delaware corporation (“Parent”), Viasystems International, Inc., a Delaware corporation (“International”), Merix Asia, Inc., an Oregon corporation (“Asia” and together with Parent and International and any Subsidiaries that may become parties hereto after the date hereof as guarantors, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), and Wachovia Capital Finance Corporation (New England), a Massachusetts corporation, in its capacity as administrative agent for Lenders (in such capacity, “Agent” as hereinafter further defined).
W I T N E S S E T H:
     WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and
     WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
     1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

     1.2 “Acquired Business” shall have the meaning given such term in the definition of the term “Permitted Acquisitions” contained herein.
     1.3 “Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Parent or at the time it merges or consolidates with the Parent or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, merger or consolidation.
     1.4 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     1.5 “Administrative Borrower” shall have the meaning set forth in Section 6.8 hereof.
     1.6 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
     1.7 “Agent” shall mean Wachovia Capital Finance Corporation (New England), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

     1.8 “Agent Payment Account” shall mean account no. 5000000030266 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.
     1.9 “Applicable L/C Rate” shall mean the applicable percentage set forth under the heading “Applicable L/C Rate” in the table contained in the definition of “Applicable Margin.”
     1.10 “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

		Applicable Margin
	Monthly Average	for	Applicable Margin for
	Excess Availability	Prime Rate Loans	Eurodollar Rate Loans	Applicable L/C Rate
Tier 1	$40,000,000 or greater	2.00%	3.50%	3.50%

Tier 2	Less than $40,000,000 and greater than or equal to $20,000,000	2.25%	3.75%	3.75%

Tier 3	Less than $20,000,000	2.5%	4.00%	4.00%
provided, that, (i) the Applicable Margin shall be calculated and established once each calendar month and shall remain in effect until adjusted thereafter after the end of such calendar month, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month, (iii) the Applicable Margin until the last day of the sixth (6th) full calendar month after the date hereof shall be the amount for Tier 2 set forth above and (iv) in the event that at any time after the end of a calendar month the Monthly Average Excess Availability for such calendar month used for the determination of the Applicable Margin is determined to have been inaccurate and a proper calculation would have resulted in the application of a higher Applicable Margin, the Applicable Margin for such prior calendar month shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after an Event of Default whether based on such recalculated percentage or otherwise.
     1.11 “Approved Foreign Account Debtor” shall mean an account debtor in respect of an Eligible Account reasonably acceptable to Agent (a) whose chief executive office or principal place of business is located outside of the United States of America, and (b) that is a direct or indirect Subsidiary of a Person organized under the laws of a State of the United States of America with its chief executive office and principal place of business within the United States of America, which is approved by Agent in writing.

     1.12 “Approved Fund” shall mean, as to any Lender, any Person (other than a natural person) that is an Eligible Transferee engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of its business and that is administered or managed by such Lender, or an Affiliate of such Lender, or an entity or an Affiliate of an entity that administers or manages such Lender.
     1.13 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.
     1.14 “Bank Product Provider” shall mean any Lender, Affiliate of any Lender or other financial institution (in each case as to any other financial institution to the extent approved by Agent in its reasonable discretion) that provides any Bank Products to Borrowers or Guarantors.
     1.15 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower or Guarantor by Agent or a Bank Product Provider: (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder.
     1.16 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.
     1.17 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Viasystems Technologies Corp., L.L.C., a Delaware limited liability company; (b) Merix Corporation, an Oregon corporation; and (c) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.
     1.18 “Borrowing Base” shall mean, at any time the amount equal to:
          (a) the sum of:
               (i) eighty-five (85%) percent of the Eligible Accounts in respect of which the account debtor is not an Approved Foreign Account Debtor, plus
               (ii) the lesser of (A) eighty-five (85%) percent of the Eligible Accounts in respect of which the account debtor is an Approved Foreign Account Debtor, or (B) $7,500,000, plus
               (iii) Fixed Asset Availability,
               minus

          (b) Reserves.
     1.19 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent in a manner consistent with the terms of Sections 1.42, 1.43, 1.44 and 7.1(b) of this Agreement, which is duly completed (including all schedules thereto) and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower and delivered to Agent.
     1.20 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, New York, North Carolina or Missouri, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.
     1.21 “Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including that portion of the obligations under Capital Leases that is capitalized on the balance sheet of such Person during such period.
     1.22 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.
     1.23 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
     1.24 “Cash Dominion Event” shall mean either (a) an Event of Default shall exist or have occurred and is continuing or (b) the Excess Availability shall at any time be less than $20,000,000; provided, that,
          (i) a Cash Dominion Event shall be deemed to be continuing after the occurrence of either of the foregoing until terminated as provided in clauses (ii) and (iii) of this definition below,
          (ii) at any time after Agent has first exercised its right under Section 6.3(c) hereof to notify the depository banks at which the Blocked Accounts are maintained to transfer funds in the Blocked Accounts to the Agent Payment Account after a Cash Dominion Event, in the event that the Excess Availability is equal to or greater than $20,000,000 for any period of forty-five

(45) consecutive days and no Default or Event of Default shall exist or have occurred and be continuing, then upon the written request of Administrative Borrower, the Cash Dominion Event that was the basis for the exercise by Agent of such right shall be deemed to have terminated and no longer continuing, and
          (iii) if after any such termination of a Cash Dominion Event, a subsequent Cash Dominion Event shall occur, such subsequent Cash Dominion Event shall not be deemed to be terminated and no longer continuing prior to the date that is the first anniversary of the date of the later of an event described in clause (a) or (b) above and then only if the conditions set forth in clause (ii) above have been satisfied for the forty five (45) consecutive days immediately preceding the termination of such subsequent Cash Dominion Event.
     1.25 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (but not any Affiliate of a Borrower or Guarantor), in each case organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.
     1.26 “Certificate of Merger” shall mean the Articles of Merger executed by Merger Sub and Merix with respect to the Merger as duly filed with the Secretary of State of the State of Oregon.
     1.27 “Change of Control” shall mean (a) after a Qualified Public Offering, the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after a passage of time), directly or indirectly, of more than thirty five (35%) percent of the voting power of the total outstanding Voting Stock (on a fully diluted basis) of Parent or the Board of Directors of Parent; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Parent, as the case may be, was approved by a vote of at least fifty (50%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then still in office; (c) prior to a Qualified Public Offering, the failure of the Permitted Holders to own, collectively, directly or indirectly more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Parent; (d) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor other than Parent (exclusive of director qualifying shares and other equity interests required by law to be held by an Affiliate); or (e) the occurrence of any “change in control” (or similar term) as defined in the Indenture.
     1.28 “Code” shall mean the Internal Revenue Code of 1986, together with all legally binding rules, regulations, judicial interpretations and administrative pronouncements thereunder or related thereto, all as amended and in effect from time to time.
     1.29 “Collateral” shall have the meaning set forth in Section 5.1(a) hereof.
     1.30 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.
     1.31 “Collateral Documents” shall mean, collectively, this Agreement, the Mortgage and any of the other Financing Agreements pursuant to which (a) a security interest, lien, mortgage or other encumbrance in or upon Collateral is granted, or purports to be granted, in favor of Agent or (b) any rights or remedies with respect to any such security interest, lien, mortgage or encumbrance are evidenced or governed.
     1.32 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth opposite Lender’s name on Schedule 1 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.
     1.33 “Compliance Period” shall mean the period commencing on the date on which Excess Availability is less that $15,000,000 and ending on the date on which Excess Availability has been greater than $15,000,000 for any forty five (45) consecutive day period thereafter.

     1.34 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded. For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.
     1.35 “Controlled Foreign Corporation” shall have the meaning given to such term in Section 957 of the Code or a successor provision thereof.
     1.36 “Controlling Parent” shall mean Viasystems Group, Inc., a Delaware corporation, and its successors and assigns.
     1.37 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of a Borrower pursuant to Sections 2.1 and 2.2 hereof.
     1.38 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
     1.39 “Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.
     1.40 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained.
     1.41 “Domestic Subsidiary” shall mean any direct or indirect Subsidiary of a Borrower or Guarantor, other than a Foreign Subsidiary.
     1.42 “Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below as determined by Agent in its Permitted Discretion. In general, Accounts shall be Eligible Accounts if:
          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts are not unpaid more than sixty (60) days after the original due date thereof or more than the Specified Number of days after the date of the original invoice for them;
          (c) such Accounts comply in all material respects with the terms and conditions contained in Section 7.2(b) of this Agreement;
          (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;
          (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or the account debtor with respect to such Accounts is an Approved Foreign Account Debtor; provided, that,
               (i) at any time promptly upon Agent’s request, such Borrower shall (A) execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect (or otherwise establish the effectiveness and priority of) the security interests of Agent in those Accounts owing by an Approved Foreign Account Debtor in accordance with the applicable laws of the jurisdiction in which the Approved Foreign Account Debtor has its chief executive office or principal place of business, as the case may be, and (B) take or cause to be taken such other and further actions as Agent may reasonably request to establish the effectiveness of the rights of Agent to such accounts as against a third party (including any insolvency official) and to otherwise enable Agent as secured party with respect thereto to collect such Accounts under the applicable laws of the jurisdiction in which such account debtor or Approved Foreign Account Debtor, as the case may be, has its chief executive office or principal place of business or which might otherwise affect the rights of Agent with respect thereto;
               (ii) at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or the account debtor is not an Approved Foreign Account Debtor, then otherwise Eligible Accounts owing by an account debtor may be Eligible Accounts if either: (A) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent, or (B) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. Dollars, sufficient to cover the outstanding amount of such Account, in form and substance reasonably satisfactory to Agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify;
          (f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to

Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;
          (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor shall not be ineligible solely by virtue of this clause (g));
          (h) such Accounts are valid and enforceable;
          (i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except for liens permitted under Sections 9.8(j) and (k) hereof;
          (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;
          (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to Agent;
          (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);
          (m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages or limits shall not be ineligible solely by virtue of this clause (m));
          (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than the Specified Number of days after the original invoice date for them or more than sixty (60) days past the due date thereof, which constitute more than fifty (50%) percent of the total Accounts of such account debtor;
          (o) the account debtor is not located in a State requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

          (p) the collection of such Accounts could not be reasonably expected to be unpaid by reason of the accounts debtor’s financial inability to pay; and
          (q) such Accounts are owed in any currency other than U.S. Dollars.
The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Permitted Discretion based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts as determined by Agent in its Permitted Discretion. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.
     1.43 “Eligible Equipment” shall mean, as to each Borrower, Equipment owned by such Borrower on the date hereof and included in an appraisal of Equipment received by Agent in accordance with the terms hereof (including Equipment acquired by such Borrower after the date hereof), which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and in each case acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Equipment shall not include: (a) Equipment at premises other than those owned or leased and controlled by any Borrower, except any Equipment which would otherwise be deemed Eligible Equipment that is not located at premises owned and operated by any Borrower may nevertheless be considered Eligible Equipment: (i) as to locations which are leased by Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Equipment at such location to be Eligible Equipment to the extent Agent shall have established such Reserves in respect of amounts at any time payable by any Borrower to the owner and lessor thereof as Agent shall determine in its Permitted Discretion, (ii) as to locations owned and operated by a third person, (A) if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Equipment at such location to be Eligible Equipment to the extent Agent shall have established such Reserves in respect of amounts at any time payable by any Borrower to the owner and operator thereof as Agent shall determine in its Permitted Discretion, and (B) in addition, if required by Agent acting in good faith, if Agent shall have received: (1) UCC financing statements between the owner and operator, as consignee or bailee and the applicable Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent and (2) a written notice from Agent to the owner and operator of the first priority security interest in such Equipment of Agent; (b) Equipment subject to a security interest or lien in favor of any person other than Agent (except those permitted under Sections 9.8(b), (c), (i), (j), (k), (n) and (p)); (c) Equipment located outside the United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interest of Agent; (e) damaged or defective Equipment or Equipment not used or usable in the ordinary course of such Borrower’s business as presently conducted. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.
     1.44 “Eligible Real Property” shall mean the Real Property owned by Merix in fee simple on the date hereof and included in an appraisal of such Real Property received by Agent in accordance with the reasonable requirements of Agent located at 1521 Poplar Lane, Forest Grove, Oregon, so long as (A) such Real Property is owned and operated by a Borrower; (B) such Real Property is not subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except those permitted under Sections 9.8(b), (c), (d), (i), (j), (k), (n) and (p); (C) such Real Property is subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Agent; and (D) such Real Property is not subject to any issues relating to compliance with Environmental Laws that in the reasonable determination of Agent materially and adversely affects the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves after the date hereof to reflect such adverse affect).
     1.45 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case under this clause (c) is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent (which approval shall not be unreasonably withheld, conditioned or delayed), provided, that, (i) so long as no Default or Event of Default shall have occurred and be continuing, Administrative Borrower shall have the right to approve assignments to Eligible Transferees described in clauses (c) and (d) above (which approval shall not be unreasonably withheld, conditioned or delayed), except if such assignment occurs upon the merger, consolidation, sale or other disposition of all or any portion of Lender’s business, loan portfolio or other assets, in which case no approval of Administrative Borrower shall be required; (ii) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.
     1.46 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b)

relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, and (ii) applicable State counterparts to such laws.
     1.47 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     1.48 “Equipment Availability” shall mean eighty-five (85%) percent of the appraised net orderly liquidation value of the Eligible Equipment as set forth in the most recent appraisal of such Equipment received by Agent in accordance with the terms hereof (net of, without duplication, estimated liquidation expenses, costs and commissions); provided, that, the Equipment Availability shall be reduced, as of the first day of each month, commencing on March 1, 2010, by an amount equal to the initial Equipment Availability divided by sixty (60).
     1.49 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all applicable rules, regulations and interpretations thereunder or related thereto, all as amended and in effect from time to time.
     1.50 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Domestic Subsidiaries under Sections 414(b) or 414(c), or, solely for purposes of Title IV of ERISA and the funding requirements of Section 412 of the Code and Section 302 of ERISA, Sections 414(m) or 414(o) of the Code.
     1.51 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by statute, regulation or otherwise; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; and (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $2,000,000.
     1.52 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.
     1.53 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.
     1.54 “Excess Availability” shall mean, the amount, as determined by Agent, calculated at any date, equal to:
          (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus
          (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations of a Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of any other Borrower), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers owed to unaffiliated third parties which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by a Borrower in good faith).
     1.55 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
     1.56 “Excluded Property” shall mean (a) any lease, license, contract or agreement to which any Borrower or Guarantor is a party, and any of its rights or interest thereunder, if and to the extent, but only to the extent, that a security interest in such lease, license, contract or agreement (i) is prohibited by or in violation of any law, rule or regulation applicable to such Borrower or Guarantor or requires a consent from any Person (other than a Borrower or Guarantor or any of its Affiliates) pursuant to any law, rule or regulation applicable to such Borrower or Guarantor that has not been obtained, or (ii) is prohibited by or in violation of a term, provision or condition of any such lease, license, contract or agreement, or constitutes a breach or default under, or results in the termination of, any such lease, license, contract or agreement, or requires a consent from any Person (other than a Borrower or Guarantor or any of its Affiliates) that has not been obtained (unless, in the case of clauses (i) and (ii) above such law, rule, regulation, term, provision, condition or requirement to obtain a consent would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include, immediately at such time as the contractual or legal prohibition shall no longer be applicable, to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided, further, that any lease, license, contract or agreement referred to in clause (a) above shall not include any products or proceeds of any such lease, license, contract or agreement; (b) any Equipment that is subject to a Lien securing purchase money obligations (including Capital Leases) of any Borrower or Guarantor that are, in each case, permitted to be incurred under Section 9.9(b) hereof, to the extent (i) such Equipment is acquired or refinanced with the proceeds of such purchase money obligations (including Capital Leases), (ii) the lien securing such purchase money obligations (including Capital Leases) is validly perfected and (iii) a lien on such Equipment securing the Obligations is prohibited under the terms of the documents governing such purchase money obligations (including Capital Leases); (c) any of the outstanding Capital Stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Capital Stock of such Controlled Foreign Corporation entitled to vote; provided that, immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of Capital Stock in a Controlled Foreign Corporation without adverse tax consequences to Borrowers and Guarantors, the Collateral shall include such greater percentage of Capital Stock of each Controlled Foreign Corporation; (d) any of the outstanding Capital Stock of a Foreign Subsidiary that is not a First Tier Foreign Subsidiary; (e) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; and (f) any leasehold interest in real property; provided, however, that, notwithstanding the foregoing, the Collateral shall include, and the security interest granted by any Borrower and Guarantor shall attach, to such property or asset referred to in clauses (a) through (f) above to the extent that any Borrower or Guarantor grants or permits any lien on such property or asset to secure any Indebtedness permitted under Section 9.9(h) or (i) hereof.
     1.57 “Existing Lenders” shall mean Bank of America, N.A., as agent, and the lenders for whom it is acting as agent pursuant to that certain Loan and Security Agreement, dated as of May 9, 2008 with Merix (among others).
     1.58 “Federal Funds Effective Rate” shall have the meaning given to such term in the definition of “Prime Rate”.
     1.59 “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.60 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.
     1.61 “First Tier Foreign Subsidiary” shall mean a Foreign Subsidiary owned or held (a) directly by a Borrower or Guarantor or (b) indirectly by a Borrower or Guarantor through one or more Domestic Subsidiaries.
     1.62 “Fixed Asset Availability” shall mean the amount equal to the lesser of (a) the sum of the Equipment Availability and the Real Property Availability or (b) the Fixed Asset Availability Limit.
     1.63 “Fixed Asset Availability Limit” shall mean, at any time, the amount equal to $20,000,000.
     1.64 “Fixed Charge Adjusted EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, deferred compensation, amortization of deferred financing costs, stock compensation expense, and compensation for the grant of options for the purchase of shares), in each case for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) non-recurring restructuring and impairment charges (including, without limitation, severance charges, plant closure expenses, goodwill impairment and asset impairment) incurred during such period in connection with the Merger and non-recurring fees, costs and expenses incurred during such period in connection with the Merger but in each case only to the extent such charges, fees, costs and expenses (i) were deducted in the computation of Consolidated Net Income of such Person and (ii) are incurred prior to September 1, 2010, plus (f) non-recurring restructuring and impairment charges (including, without limitation, severance charges, plant closure expenses, good will impairment and asset impairment) incurred during such period but only to the extent such charges (i) were deducted in the computation of Consolidated Net Income of such Person, (ii) are incurred on or after September 1, 2010, (iii) do not exceed $7,500,000 in the aggregate during any period of twelve consecutive months and (iv) do not exceed $17,000,000 in the aggregate during the term of this Agreement, plus (g) any losses under GAAP arising from the exchange or conversion of U.S. Dollars into another currency or another currency into U.S. Dollars (to the extent deducted in the computation of Consolidated Net Income of such Person), minus (h) any gains arising from the exchange or conversion of U.S. Dollars into another currency or other currency into U.S. Dollars (to the extent added in the computation of Consolidated Net Income of such Person).
     1.65 “Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of: (a) the amount equal to Fixed Charge Adjusted EBITDA of such Person for such period to (b) the Fixed Charges of such Person for such period.
     1.66 “Fixed Charges” shall mean, as to any Person with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all Maintenance

Capital Expenditures during such period (other than, as to Parent and its Subsidiaries, Maintenance Capital Expenditures made with the proceeds of Indebtedness permitted for such purpose hereunder), plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of Indebtedness for borrowed money (excluding payments in respect of Revolving Loans which do not result in a reduction of the Maximum Credit) and Indebtedness with respect to Capital Leases (and without duplicating items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period, plus (d) dividends and other distributions, and repurchases and redemptions in respect of Capital Stock paid in cash to a Person other than Loan Party during such period, plus (e) cash costs paid under any Hedge Agreement, plus (f) taxes paid in cash during such period, plus (g) the aggregate amount of reductions in Equipment Availability during such period, plus (h), the aggregate amount of reductions in Real Property Availability during such period.
     1.67 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
     1.68 “Foreign Subsidiary” shall mean, a direct or indirect Subsidiary of Parent organized or incorporated under the laws of a jurisdiction other than a State of the United States of America, the United States of America or its territories or its possessions.
     1.69 “Funding Bank” shall have the meaning given to such term in Section 3.3(a) hereof.
     1.70 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.
     1.71 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     1.72 “Group” shall mean Viasystems Group, Inc., a Delaware corporation, and its successors and assigns.
     1.73 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Viasystems, Inc., a Delaware corporation; (b) Merix Asia, Inc., an Oregon corporation; (c) Viasystems International, Inc., a Delaware corporation; and (d) any other Person that at any time after the date hereof becomes a Guarantor or a party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to any or all of the

Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”.
     1.74 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes classified, characterized or regulated as hazardous, toxic, pollutant or contaminant under Environmental Laws, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, bio hazardous substances, polychlorinated biphenyls and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
     1.75 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and a Bank Product Provider that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, forward commodity contracts, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.
     1.76 “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of such date, are less than $100,000 and whose total revenues for the most recent twelve month period do not exceed $100,000; provided, that, a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of any Credit Party; provided, further, that each of Viasystems Milwaukee Inc., a Wisconsin corporation, and Wirekraft Industries, LLC, a Delaware limited liability company, will be considered to be an Immaterial Subsidiary until such time that it (i) has total assets equal to or greater than $100,000, (ii) has total revenues for the most recent twelve month period equal to or greater than $100,000 or (iii) directly or indirectly guarantees or otherwise provides direct credit support for any indebtedness of any Credit Party.
     1.77 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds (other than performance bonds), notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all payment obligations as lessee relating to rental payments and any other regularly scheduled and periodic payments required by the terms of leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person (excluding redemption or repurchase obligations that may be triggered solely at the option of such Person unless such obligations have been triggered); (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time provided, that, for the purposes hereof, to the extent such Indebtedness referred to in this clause (g) is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of (i) the principal amount of such Indebtedness or (ii) the value of the asset(s) securing such Indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values (provided, that for purposes of Section 10.1(h)(ii) only the net amount not paid or that is payable thereunder shall be taken into account); (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.
     1.78 “Indenture” shall mean the Indenture, dated November 24, 2009, among Parent, certain Subsidiaries of Parent and Trustee with respect to the Senior Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.79 “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors, dated the date hereof, containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.
     1.80 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights,

patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.
     1.81 “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of even date herewith, by and among Agent, Senior Secured Notes Collateral Agent, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.82 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.
     1.83 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided,that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.
     1.84 “Interest Rate” shall mean, as to Prime Rate Loans, a rate equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans, and as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect two (2) Business Days prior to the commencement of the Interest Period whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor). Notwithstanding anything to the contrary contained in this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the percentage set forth in the definition of the term Applicable Margin for each category of Loans that is then applicable plus, at Agent’s option, two (2.00%) percent per annum (i) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to any Borrower at any time outstanding in excess of the Borrowing Base or the Maximum Credit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after the occurrence of an Event of Default.
     1.85 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
     1.86 “Investment” shall have the meaning set forth in Section 9.10 hereof.
     1.87 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor.
     1.88 “Issuing Bank” shall mean Wachovia Bank, National Association as issuer of any Letters of Credit.
     1.89 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other Persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.
     1.90 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
     1.91 “Letter of Credit Limit” shall mean $10,000,000.
     1.92 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which no Borrower has at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.
     1.93 “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of Inventory, Equipment or otherwise) issued by an Issuing

Bank for the account of a Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.
     1.94 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.
     1.95 “Loan Parties” shall mean, collectively, Borrowers and Guarantors.
     1.96 “Loans” shall mean, collectively, the Revolving Loans.
     1.97 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.
     1.98 “Maintenance Capital Expenditures” shall mean at any time, as to any Person, the Capital Expenditures made to maintain or repair the fixed or capital assets owned or leased by such Person at such time.
     1.99 “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets (as a whole) or financial condition of Borrowers and Guarantors, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the ability of Borrowers and Guarantors, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.
     1.100 “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.
     1.101 “Material Subsidiary” shall mean any Domestic Subsidiary which is not an Immaterial Subsidiary.
     1.102 “Maturity Date” shall mean February 15, 2014.
     1.103 “Maximum Credit” shall mean the amount of $75,000,000.
     1.104 “Merger” shall mean the merger of Merger Sub with and into Merix with Merix as the surviving corporation pursuant to the terms of the Merger Agreement.

     1.105 “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 6, 2009, by and among Merger Sub, Merix and Group, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.106 “Merger Effective Time” shall mean the effective time of the Merger as set forth in the Certificate of Merger.
     1.107 “Merger Sub” shall mean Maple Acquisition Corp., an Oregon corporation and a wholly-owned Subsidiary of Group, and its successors and assigns.
     1.108 “Monthly Average Excess Availability” shall mean, at any time, the daily average of the Excess Availability for the immediately preceding calendar month as calculated by Agent in good faith.
     1.109 “Monthly Average Revolving Obligations” shall mean, at any time, the daily average principal balance of the outstanding Revolving Loans and undrawn amount of Letters of Credit for the immediately preceding calendar month as calculated by Agent in good faith.
     1.110 “Mortgage” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Line of Credit Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Merix in favor of Agent with respect to the Real Property and related assets of Parent located at 1521 Poplar Lane, Forest Grove, Oregon and (b) any mortgage, deed of trust or deed to secure debt executed and delivered after the date hereof by any Borrower or Guarantor with respect to any other Real Property of such Borrower or Guarantor in favor of Agent, including any such agreement delivered pursuant to Section 9.20 hereof.
     1.111 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.
     1.112 “Net Cash Proceeds” shall mean the aggregate cash proceeds payable to any Borrower or Guarantor in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties, or in respect of any loss of or damage to any assets or property of any Borrower or Guarantor from proceeds of insurance, and in the case of a sale, lease, transfer or other disposition, net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) or in the case of proceeds of insurance, net of costs and expenses relating to obtaining such proceeds, and in each case, net of taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and net of amounts applied to the repayment of indebtedness secured by a valid and enforceable lien on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction or that are the subject of such loss or damage that is the basis for such payment of proceeds of insurance. Net Cash Proceeds shall exclude any non-cash proceeds received from any sale or other disposition or other transaction or from insurance, but shall include such proceeds when and as converted by any Borrower or Guarantor to cash or other immediately available funds.
     1.113 “Note Purchase Documents” shall mean the Senior Secured Notes, the Indenture, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrowers, Guarantors, or any of their respective affiliates in connection with the Senior Secured Notes or the Indenture, as any of the foregoing now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.114 “Noteholders” shall mean the Persons that from time to time hold Senior Secured Notes and their respective successors and assigns; each sometimes being referred to herein individually as a “Noteholder”.
     1.115 “Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, such obligations, liabilities and indebtedness shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements and (ii) as to any obligations, liabilities and indebtedness arising under or pursuant to a Bank Product, such obligations, liabilities and indebtedness shall only be included within the Obligations, if the Administrative Borrower and the applicable Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have acknowledged receipt of such notice in writing and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.
     1.116 “Other Taxes” shall have the meaning given to such term in Section 6.5(c) hereof.
     1.117 “Parent” shall mean Viasystems, Inc., a Delaware corporation, and its successors and assigns.
     1.118 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.
     1.119 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     1.120 “Permits” shall have the meaning specified in Section 8.7(b) hereof.
     1.121 “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person, in each case located in the United States of America, or of all or a majority of the Capital Stock of a Person organized under the laws of the United States of America or any State thereof (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions:
          (a) as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment, no Default or Event of Default shall exist or have occurred and be continuing;
          (b) the average daily Excess Availability for the period of thirty (30) consecutive days immediately preceding the date of such acquisition shall be not less than $22,500,000;
          (c) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such acquisition, using the most recent calculation of the Borrowing Bases prior to the date of any such payment, on a pro forma basis, the aggregate amount of the Excess Availability shall be not less than $22,500,000;
          (d) if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is greater than $10,000,000, Agent shall have received, not less than ten (10) Business Days prior to the closing of the proposed acquisition, projections reasonably satisfactory to Agent demonstrating that the projected Fixed Charge Coverage Ratio of Parent and its Subsidiaries as of the last day of the twelve-month period immediately following such acquisition shall be not less than 1.20 to 1.0 after giving pro forma effect to the transactions contemplated by such acquisition as if such transactions had been consummated on the first day of such twelve-month period;
          (e) in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law;
          (f) Agent shall have received not less than ten (10) Business Days prior written notice of the closing of the proposed acquisition, and such documentation and information with respect thereto as Agent may reasonably request, in each case with such information to include (A) parties to such acquisition, (B) the proposed date of the acquisition, (C) a description of the assets or shares to be acquired, (D) the total purchase price for the assets or shares to be purchased (and the terms of payment of such purchase price);
          (g) if the aggregate amount of the consideration payable with respect to such proposed acquisition or series of related acquisitions is greater than $10,000,000 or if the aggregate revenue of the Acquired Business for its most recently ended fiscal year for which financial information is available is greater than $25,000,000, Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an opinion of independent certified public accountants (which opinion, if qualified, shall be reasonably satisfactory to Agent), and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) a “quality of earnings” review with respect to the Acquired Business, conducted by a third party reasonably acceptable to Agent; provided, that, (A) if the Acquired Business has not existed for the last three (3) fiscal years, Agent shall have received such audited consolidated financial statements for the full fiscal years for which it existed and which are completed and in addition, at the option of the Agent, such “quality of earnings” review and (B) consideration for purposes of this definition shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition;
          (h) Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying on behalf of Administrative Borrower to Agent and Lenders that such transaction complies with this definition; and
          (i) the aggregate amount of all consideration paid by Parent and its Subsidiaries for all acquisitions during the term of this Agreement shall not exceed the sum of (i) $50,000,000 plus (ii) the amount of any cash equity contribution received by Parent after the date hereof from a Person other than a Loan Party which is promptly used for such purpose, and (iii) the Net Cash Proceeds of any Permitted Foreign Disposition received by a Loan Party after the date hereof through a dividend which is promptly used for such purpose (it being agreed that, solely for purposes of clauses (ii) and (iii) of this Section 1.121(i), promptly shall mean not more than five (5) Business Days, or such longer period of time if Agent receives evidence, in form and substance reasonably satisfactory to Agent, that the proceeds of such cash equity contribution or such Net Cash Proceeds have not been used for any other purpose.
No Accounts or Equipment of the Acquired Business shall be Eligible Accounts or Eligible Equipment until Agent has completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Agent, and the criteria for Eligible Accounts or Eligible Equipment set forth herein are satisfied with respect thereto in accordance with this Agreement or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definitions of Eligible Accounts and Eligible Equipment, as applicable, and subject to such Reserves as Agent may establish in connection with the Acquired Business in accordance with the definition of such term, and in the case of Eligible Equipment acquired pursuant to a Permitted Acquisition, to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.4 hereof; provided, that, notwithstanding anything to the contrary contained in this Agreement, (a) Borrowers shall reimburse Agent for the reasonable costs and expenses of any field examination and appraisal conducted pursuant to this paragraph and (b) any field examination and appraisal conducted pursuant to this paragraph shall be in addition to any field examination and appraisal contemplated by Sections 7.4 and 7.7 hereof.
     1.122 “Permitted Discretion” shall mean as used in this Agreement with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing a credit facility of the type set forth herein would act, in the circumstances then applicable to Borrowers and Guarantors at the time with the information then available to it.
     1.123 “Permitted Domestic Dispositions” shall mean sales or other dispositions of assets of Parent and its Domestic Subsidiaries to any Person that is not an Affiliate of a Loan Party; provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:
          (a) the aggregate consideration received in respect of all such sales or other dispositions shall not exceed $5,000,000 in any four (4) consecutive fiscal quarters of Parent and its Subsidiaries;
          (b) in the case of a sale or other disposition where the aggregate consideration received in respect thereof is greater than $2,500,000, not less than seventy-five (75%) percent of the consideration to be received by Borrowers and Guarantors shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction;
          (c) at any time a Cash Dominion Event exists, the Net Cash Proceeds from any such sale or other disposition, shall be applied to the Obligations in accordance with Section 6.4 hereof, and

          (d) as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.
     1.124 “Permitted Foreign Dispositions” shall mean sales or other dispositions of assets of Foreign Subsidiaries (other than Capital Stock issued by any Loan Party) to any Person that is not an Affiliate of a Loan Party; provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:
          (a) the aggregate consideration received in respect of all such sales or other dispositions shall not exceed $10,000,000 in any four (4) consecutive fiscal quarters of Parent and its Subsidiaries;
          (b) in the case of a sale or other disposition where the aggregate consideration received in respect thereof is greater than $5,000,000, not less than seventy-five (75%) percent of the consideration to be received by the Foreign Subsidiary shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction; and
          (c) as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.
     1.125 “Permitted Holders” shall mean, collectively, (a) GSC Partners, (b) HM Capital, Inc. and (c) their respective Affiliates.
     1.126 “Permitted Joint Ventures” shall mean the acquisition (other than a Permitted Acquisition) by a Borrower or Guarantor of (a) Capital Stock or other interests in any joint venture (including by way of transferring assets (other than Eligible Accounts, Eligible Equipment or Eligible Real Property) to, making loans to or providing guarantees or indemnities in respect of the obligations of a joint venture); or (b) a minority interest in the issued Capital Stock of any limited liability company; provided, that, any such acquisition satisfies each of the following conditions:
          (a) as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment, no Default or Event of Default shall exist or have occurred and be continuing;
          (b) the average daily Excess Availability for the period of thirty (30) consecutive days immediately preceding the date of such acquisition shall be not less than $22,500,000;
          (c) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith the aggregate amount of the Excess Availability shall be not less than $22,500,000;
          (d) Agent shall have received, not less than ten (10) Business Days’ prior written notice of the closing of the proposed acquisition and such documentation and information with respect thereto as Agent may reasonably request, in each case with such information to include (a) parties to such acquisition, (b) the proposed date of the closing of such acquisition, (c) a description of the Capital Stock or other interests to be acquired, (d) the total purchase price for the Capital Stock or other interests to be acquired (and the terms of payment of such purchase price);
          (e) Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying on behalf of Administrative Borrower to Agent and Lenders that such transaction complies with this definition;
          (f) the aggregate amount of all consideration paid by Parent and its Subsidiaries for all such acquisitions during the term of this Agreement shall not exceed the lesser of (i) $20,000,000 or (ii) the aggregate amount of consideration then permitted to be paid by Parent and its Subsidiaries in respect of Permitted Acquisitions pursuant to Section 1.121(i); and
          (g) the business of the relevant joint venture is the same as or reasonably related to that carried on by the Parent and its Subsidiaries.
     1.127 “Permitted Liens” shall have the meaning set forth in Section 9.8 hereof.
     1.128 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
     1.129 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.
     1.130 “Prime Rate” shall mean the higher of (a) the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank, or (b) the Federal Funds Effective Rate from time to time plus one-half (1/2%) percent. The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.
     1.131 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.
     1.132 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Obligations.
     1.133 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.
     1.134 “Purchase Agreements” shall mean, individually and collectively, the Merger Agreement, together with bills of sale, quitclaim deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, the term “Purchase Agreements” as used herein shall not include any of the “Financing Agreements” as such term is defined herein.
     1.135 “Qualified Public Offering” shall mean any bona fide, firm commitment, underwritten offering to the public by (a) Controlling Parent or (b) Parent or any of its Subsidiaries, of the Capital Stock of Controlling Parent or Parent or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
     1.136 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgage.
     1.137 “Real Property Availability” shall mean sixty-five (65%) percent of the net realizable liquidation value of the Eligible Real Property as set forth in the most recent appraisal of such Real Property received by Agent in accordance with the terms hereof, provided, that, the Real Property Availability shall be reduced, as of the first day of each month, commencing on March 1, 2010, by an amount equal to the initial Real Property Availability divided by one hundred twenty (120).
     1.138 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).
     1.139 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).
     1.140 “Refinancing Indebtedness” shall have the meaning set forth in Section 9.9(i) hereof.
     1.141 “Register” shall have the meaning set forth in Section 13.7 hereof.
     1.142 “Registered IP Collateral” shall have the meaning set forth in Section 8.11(b) hereof.
     1.143 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Loans and Letter of Credit Obligations are owing.
     1.144 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the amount of Revolving Loans and Letters of Credit that would otherwise be available to a Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that could reasonably be expected to be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding

Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (iii) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent, (iv) amounts due or to become due to owners and lessors of premises where any Equipment is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has approved and accepted in writing, and (v) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Products of any Borrower or Guarantor with a Bank Product Provider or as such Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Equipment or Eligible Real Property is addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a Reserve to address the same event, condition or matter. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties, Agent may, in its Permitted Discretion, deduct such Reserve from the Maximum Credit, at any time that such limit is less than the amount of the Borrowing Base.
     1.145 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.
     1.146 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.
     1.147 “Senior Secured Notes” shall mean the 12% Senior Secured Notes due 2015 in the aggregate principal amount of $220,000,000 issued by Parent pursuant to the Indenture, as the same now exist or may hereafter be amended, modified, exchanged, supplemented, extended, renewed, restated or replaced.
     1.148 “Senior Secured Notes Collateral Agent” shall mean Wilmington Trust FSB, in its capacity as collateral trustee for the Noteholders, and its successors and assigns.
     1.149 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
     1.150 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.
     1.151 “Specified Number” shall mean (a) with respect to Accounts owing by account debtors in an aggregate outstanding amount not to exceed $1,000,000 at any time, one hundred twenty (120), and (b) with respect to Accounts owing by account debtors (other than those account debtors described in clause (a) above), ninety (90).
     1.152 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
     1.153 “10.50% Notes” means the 10.50% Senior Subordinated Notes due 2011 issued by the Parent pursuant to the 10.50% Notes Indenture.
     1.154 “10.50% Notes Indenture” shall mean the Indenture, dated as of December 17, 2003, by and among the Parent, certain Subsidiaries of the Parent and The Bank of New York, as trustee, as amended, modified, supplemented, extended, renewed, restated or replaced.
     1.155 “Trustee” shall mean Wilmington Trust FSB, in its capacity as trustee under the Indenture, and its successors and assigns.
     1.156 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).
     1.157 “U.S. Dollars” and “$” shall mean the lawful currency of the United States of America.
     1.158 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
     1.159 “Wachovia” shall mean Wachovia Capital Finance Corporation (New England), a Massachusetts corporation, in its individual capacity, and its successors and assigns.
     SECTION 2. CREDIT FACILITIES
     2.1 Loans.
          (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit at such time.
          (b) Except in Agent’s discretion with the consent of all Lenders, or as otherwise provided herein, and subject to clause (d) of this Section 2.1, (i) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit at such time and (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time based on Eligible Accounts owing by Approved Foreign Account Debtors shall not exceed $7,500,000.
          (c) In the event that except as otherwise provided herein, and subject to clause (d) of this Section 2.1, (i) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time exceed the lesser of the Borrowing Base at such time or the Maximum Credit at such time or (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding based on Eligible Accounts owing by Approved Foreign Account Debtors at any time exceed $7,500,000, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
          (d) Solely for purposes of determining the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding based on Eligible Accounts owing by Approved Foreign Account Debtors pursuant to Sections 2.1(b)(ii) and 2.1(c)(ii) hereof, the aggregate outstanding principal amount of Revolving Loans and Letter of Credit Obligations shall be attributed first, to the components of the Borrowing Base other than Eligible Accounts owing by Approved Foreign Account Debtors and second, to Eligible Accounts owing by Approved Foreign Account Debtors.

     2.2 Letters of Credit.
          (a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to such Borrower, Agent and Issuing Bank.
          (b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance, subject to customary “evergreen” provisions), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
          (c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may reasonably require, an application, in form and substance reasonably satisfactory to Issuing Bank, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv).

          (d) Except in Agent’s discretion with the consent of the Required Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.
          (e) Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued by Issuing Bank for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Prime Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).
          (f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, reasonable and documented costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.
          (g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s prior written request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s prior written request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate Issuing Bank with respect to such Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.
          (h) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letters of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor; provided that this sentence shall not relieve Agent or Issuing Bank of any liability resulting from the gross negligence or willful misconduct of Agent or Issuing Bank.
          (i) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.
          (j) The obligations of Borrowers to pay each of the Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.
     2.3 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

     SECTION 3. INTEREST AND FEES
     3.1 Interest.
          (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder upon the occurrence and during the continuance of any Event of Default or after the termination hereof shall be payable on demand.
          (b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than eight (8) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.
          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Parent, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (excluding loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.
          (d) Interest on Prime Rate Loans shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed.
          (e) Interest on Eurodollar Rate Loans shall be payable by Borrowers to Agent, for the account of Lenders, in arrears on the last day of the Interest Period applicable to such Eurodollar Rate Loans and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be converted or paid in full, and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.
          (f) The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the date of any change in such Prime Rate. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.
     3.2 Fees.
          (a) Borrowers shall pay to Agent, for the account of Lenders, monthly unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which the Maximum Credit exceeds the Monthly Average Revolving Obligations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears. The percentage used for determining the unused line fee shall be as set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

	Monthly Average	Unused Line
Tier	Excess Availability	Fee Percentage
1	Greater than or equal to $40,000,000.50%

2	Less than $40,000,000 and greater than or equal to $20,000,000.75%

3	Less than $20,000,000	1.00%
provided, that, (i) the unused line fee percentage shall be calculated and established based on the foregoing once each calendar month, (ii) each adjustment of the unused line fee percentage shall be effective as of the first day of a calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month, (iii) the unused line fee until the last day of the sixth (6th) full calendar month after the date hereof shall be the amount set forth in Tier 2 above and (iv) in the event that at any time after the end of a calendar month the Monthly Average Excess Availability for such calendar month used for the determination of the Unused Line Fee Percentage is determined to have been inaccurate and a proper calculation would have resulted in the application of a higher Unused Line Fee Percentage, the Unused Line Fee Percentage for such prior calendar month shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional fee for the applicable period payable as a result of such recalculation shall be promptly paid to Agent.
          (b) Borrowers shall pay to Agent, for the account of Lenders, a fee at a rate equal to the Applicable L/C Rate per annum on the average daily maximum amount available to be drawn under outstanding Letters of Credit for the immediately preceding quarter (or part thereof), payable in arrears as of the first day of each succeeding calendar quarter, except that Borrowers shall pay, at Agent’s option or at the request of the Required Lenders, after notice by Agent to Administrative Borrower, such fee at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the date of termination or non-renewal hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Agent may send such notice of its option or shall send such notice at the request of Required Lenders. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee in an amount equal to 0.125% per annum and shall pay the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

          (c) Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.
     3.3 Changes in Laws and Increased Costs of Loans.
          (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis, without duplication of any amounts received by Agent or Lenders pursuant to Section 6.5 hereof (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost and that in general similarly situated borrowers from Agent or the applicable Lender are being similarly treated shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.
          (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.
          (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.
          (d) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding any loss of the Applicable Margin on the relevant Loans) over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
          (e) If any Lender requests compensation under Section 3.3 hereof, or if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.3, then within sixty (60) days thereafter, Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 13.7), all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations, provided, that, (i) Administrative Borrower has received the prior written consent of Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts), (iii) such assignment will result in a reduction in such compensation and payments, and (iv) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.
     SECTION 4. CONDITIONS PRECEDENT
     4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or formation);
          (b) no material adverse change shall have occurred in the business, operations or assets of Borrowers and Guarantors since December 31, 2008;
          (c) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of

Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing, together with such supporting documentation as may be reasonably necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be reasonably satisfactory to Agent, not more than five (5) days prior to the date hereof or such earlier date as Agent may agree;
          (d) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements (provided, that, the foregoing shall not include Collateral Access Agreements for locations of Inventory at premises owned and operated by third parties);
          (e) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than the greater of eighty percent (80%) of the Borrowing Base as of the date hereof or $25,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;
          (f) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that the pro forma Fixed Charge Adjusted EBITDA of the Parent and its Subsidiaries for the twelve-month period ended December 31, 2009 determined after giving pro forma effect to the consummation of the transactions contemplated by the Merger Agreement and the Financing Agreements on the date hereof as if such transactions occurred on the first day of such twelve-month period, shall be not less than $55,000,000.
          (g) Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as at the date set forth therein and completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by Borrowers;
          (h) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements and Investment Property Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank, securities intermediary or other Person where such Borrower (or Guarantor) has a deposit account, investment account or other account, in each case, duly authorized, executed and delivered by such bank, securities intermediary or other Person and Borrower or Guarantor, as the case may be;
          (i) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral (except as to priority, subject to the liens permitted under Section 9.8(b), Section 9.8(c) and Section 9.8(p) hereof, to the extent that such liens have priority over the liens of Agent under applicable law and except for such items of Collateral as Agent may determine not to perfect its security interest in based on the de minimis value thereof relative to the cost of such perfection or the perfection);

          (j) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which material assets of Borrowers and Guarantors are located, which search results shall be in form and substance reasonably satisfactory to Agent;
          (k) Agent shall have received environmental assessments of the Real Property to be subject to the Mortgage conducted by an independent environmental consulting firm reasonably acceptable to Agent, and in form, scope and methodology reasonably satisfactory to Agent, the results of which shall be reasonably satisfactory to Agent and upon which Agent is expressly permitted to rely (it being understood that, for purposes of this Section 4.1(k), AEI shall be an environmental consulting firm reasonably acceptable to Agent);
          (l) Agent shall have received, in form and substance reasonably satisfactory to Agent, a valid and effective title insurance policy (or binding pro forma mortgage policy or commitment to issue title insurance policies marked to evidence the form of such policies to be delivered with respect to the Mortgage) issued by a company reasonably acceptable to Agent: (i) insuring the priority, amount and sufficiency of the Mortgage, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent for protection of its interests;
          (m) Agent shall have received originals of the stock certificates representing (i) all of the issued and outstanding shares of the Capital Stock of the direct Domestic Subsidiaries of each Borrower and Guarantor and (ii) 65% of the issued and outstanding shares of Capital Stock of the First Tier Foreign Subsidiaries (other than Merix Europe B.V.) of each Borrower and Guarantor (in each case together with stock powers duly executed in blank with respect thereto);
          (n) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;
          (o) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (1) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (2) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;
          (p) Agent shall have received written appraisals as to the Equipment and Inventory of Borrowers by an appraiser reasonably acceptable to Agent, in form, scope and methodology reasonably acceptable to Agent and upon which Agent and Lenders are expressly permitted to rely;
          (q) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that (i) the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto, (ii) the Merger Effective Time has occurred prior to or contemporaneously with the effectiveness of this Agreement and (iii) Parent directly owns and controls all of the issued and outstanding Capital Stock of Merix prior to or contemporaneously with the effectiveness of this Agreement;
          (r) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by the parties thereto;
          (s) Agent shall have received evidence reasonably satisfactory to it that Parent has received proceeds from the issuance of the Senior Secured Notes in a gross amount of not less than $220,000,000, the proceeds of which shall have been used by Parent to (among other things) repay in full the 10.50% Notes;
          (t) Agent shall have received projected financial statements of Parent and its Subsidiaries for the period from January 1, 2010 through December 31, 2010, which shall be prepared on a quarterly basis, together with a certificate, dated the date hereof, of an authorized officer of Parent stating that such projected financial statements were prepared by an authorized officer of Parent in good faith and are based on assumptions that are believed in good faith to be reasonable in light of the facts and circumstances known to Parent as such time, all of which shall be reasonably satisfactory to Agent (it being understood that the projected results are not a guaranty of future performance and may differ from the actual results);
          (u) Agent shall have received, in form and substance reasonably satisfactory to Agent, a pro-forma balance sheet of Parent and its Subsidiaries reflecting the initial transactions contemplated hereunder and under the Merger Agreement and the Note Purchase Documents, including, but not limited to Loans, the issuance of the Senior Secured Notes pursuant to the Indenture and Letter of Credit Obligations outstanding on the date hereof and the use of the proceeds of the initial Loans and the proceeds of the issuance of the Senior Secured Notes pursuant to the Indenture as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of Parent stating that such pro-forma balance sheet was prepared in good faith by Parent and based on assumptions that are believed in good faith to be reasonable in light of all facts and circumstances known to Parent at such time (it being agreed that projections and forecasts provided by Borrowers are not to be viewed as facts and that actual results during the period covered by any projections and forecasts may differ from the projected or forecasted results);
          (v) Agent and Lenders shall be reasonably satisfied that, immediately after giving effect to the transactions contemplated to occur under this Agreement and under the Merger Agreement and the Note Purchase Documents on the date hereof (and after giving effect to any rights of contribution and subrogation of each Borrower), each Borrower is Solvent;

          (w) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Parent and its Subsidiaries with respect to the Financing Agreements and such other matters as Agent may reasonably request;
          (x) Agent shall have received evidence reasonably satisfactory to it that not less than $68,500,000 of the Senior Subordinated Notes due 2013 issued by Merix, together with all accrued and unpaid interest and fees with respect thereto, have either been repaid in full in cash or converted into shares of Capital Stock issued by Group; and
          (y) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.
     4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date);
          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect except for (A) the pending shareholder derivative complaints filed, purportedly on behalf of Parent, in the Circuit Court for the State of Oregon, County of Multnomah, against the executive officers and directors of Parent and (B) the securities class action complaints filed in the United States District Court for the District of Oregon against Parent and certain of its executive officers and directors, in each case as described in Section 8.6 of the Information Certificate; and
          (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

     SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST
     5.1 Grant of Security Interest.
          (a) To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of the Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Secured Party, collectively, the “Collateral”), including:
               (i) all Accounts;
               (ii) all general intangibles, including, without limitation, all Intellectual Property;
               (iii) all goods, including, without limitation, Inventory and Equipment;
               (iv) all Real Property at any time subject to the Mortgage and fixtures;
               (v) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
               (vi) all instruments, including, without limitation, all promissory notes;
               (vii) all documents;
               (viii) all deposit accounts;
               (ix) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
               (x) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;
               (xi) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
               (xii) all commercial tort claims, including, without limitation, those identified in the Information Certificate;
               (xiii) to the extent not otherwise described above, all Receivables;
               (xiv) all Records; and
               (xv) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
          (b) Notwithstanding anything to the contrary contained in Section 5.1(a) above, the types or items of Collateral described in such Section shall not include Excluded Property.
     5.2 Perfection of Security Interests.
          (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may reasonably require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description or be deemed to constitute a grant of a security interest in such assets or property not constituting Collateral and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. Without Agent’s prior written consent, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor provided, that, (1) upon the sale or other disposition of specific items of Collateral in compliance with Section 9.7 hereof, Agent shall file or cause to be filed, upon the request and at the expense of Borrowers, UCC partial releases solely with respect to such Collateral and (2) upon the termination of this Agreement and payment and satisfaction of all of the Obligations (other than unasserted contingent indemnity obligations) and the delivery of cash collateral to the extent required by Section 13.1, Agent shall file or cause to be filed, at the expense of Borrowers, UCC termination statements with respect to all of the Collateral (excluding such cash collateral).
          (b) No Borrower or Guarantor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of $1,000,000 in any one case or $2,000,000 in the aggregate that constitutes Collateral after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time an Event of Default exists on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner reasonably acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (New England), as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) No Borrower or Guarantor has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.
          (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.
               (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (other than any certificated security which constitutes Excluded Property), such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify; provided, that, if such certificated securities constitute shares of Capital Stock of a Foreign Subsidiary constituting a Controlled Foreign Corporation, then such Borrower or Guarantor shall not be required to endorse, assign or deliver to Agent those certificates representing the number of shares of the issuer thereof exceeding sixty-five (65%) percent of the voting power of all classes of Capital Stock of such issuer entitled to vote if it would have material adverse tax consequences for such Borrowers or Guarantor. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall subject to the proviso contained in the immediately preceding sentence, cause the issuer to agree (in form and substance reasonably satisfactory to Agent) to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee.
               (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the name of an individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment

Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary.
          (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof involving an amount in excess of $1,000,000 in any one case or $2,000,000 in the aggregate (other than any letter of credit, banker’s acceptance or similar instrument which constitutes Excluded Property), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Unless otherwise agreed to by Agent in writing, such Borrower or Guarantor shall promptly, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims in an amount in excess of $1,000,000 in any one case or $2,000,000 in the aggregate (other than any commercial tort claim which constitutes Excluded Property) such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.
          (h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate, except for goods in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods and except for other goods and documents of title having an aggregate book value not greater than $2,000,000 (which, as to documents of title, for this purpose shall be deemed to refer to the value of the goods covered by such document of title). In the event that any goods, documents of title or other Collateral collectively having a value in excess of $2,000,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s reasonable request, Borrowers and Guarantors shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.
               (i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) using commercially reasonable efforts to obtain the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.
     SECTION 6. COLLECTION AND ADMINISTRATION
     6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.
     6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within forty five (45) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.
     6.3 Collection of Accounts; Cash Management.
          (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may reasonably specify, with such banks as are reasonably acceptable to Agent into which Borrowers and Guarantors shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.
          (b) Borrowers shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may reasonably require in connection therewith; provided, that, Agent shall not instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to the Agent Payment Account or as otherwise directed by Agent unless a Cash Dominion Event exists
          (c) Without limiting any other rights or remedies of Agent or Lenders, at any time on and after a Cash Dominion Event, and for so long as the same is continuing, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer by federal funds wire transfer all funds received or deposited into such Blocked Accounts and related deposit accounts to the Agent Payment Account or as Agent may direct. Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts upon or after a Cash Dominion Event and for so long as the same is continuing or other funds received and collected by Agent or any Lender at any time, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. Upon the written request of Administrative Borrower promptly after the termination of a Cash Dominion Event, Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds received or deposited in such accounts to such operating bank account of the applicable Borrower as Administrative Borrower may specify in writing to Agent until such time as Agent may thereafter be entitled to instruct the depository bank otherwise as provided above.
          (d) Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, send a “notice of exclusive control” or similar notice and otherwise instruct the securities intermediary or other Person party to an Investment Property Control Agreement that no funds in any investment account or other account subject to such agreement may be transferred except to the Blocked Accounts or otherwise paid to the Agent Payment Account at any time on or after a Cash Dominion Event and for so long as the same is continuing or at any time on or after Agent receives a notice of the intention of the securities intermediary or other party thereto to terminate such Investment Property Control Agreement.
          (e) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.
          (f) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person other than the payment of such amounts resulting from the gross negligence or willful misconduct of Agent. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
     6.4 Payments.
          (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Issuing Bank from any Borrower or Guarantor; second, to pay any fees, indemnities or expense reimbursements then due to Lenders from any Borrowers or Guarantors; third, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; fourth, to pay or prepay principal in respect of Special Agent Advances; fifth, to pay or prepay principal in respect of the Revolving Loans and to pay or prepay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with a Bank Product Provider (in the case of such Obligations under or pursuant to any Hedge Agreements, up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; sixth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Obligations (and in the case of such cash collateral as to any Letter of Credit Obligations in the amount equal to one hundred five (105%) percent of the amount thereof plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit) or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and seventh, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis.
          (b) Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.
          (c) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(c) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4(c) shall survive the payment of the Obligations and the termination of this Agreement.
     6.5 Taxes.
          (a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its income, and franchise taxes (or similar taxes) imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized or in which its principal lending office is located or, in the case of each Lender, in which its applicable lending office is located, (B) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers are located , and (C) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, or is attributable to such Lender’s, Issuing Bank’s or Agent’s failure or inability to comply with Section 6.5(h) hereof but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance), (ii) in the case of each Lender, taxes measured by its income, and franchise taxes (or other similar taxes) imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 13.7 hereof) any withholding tax that would be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto or designates a new lending office or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law subsequent to the date of it becomes a Lender) to comply with Section 6.5(g) hereof, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or Assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 6.5(b) below, and (iv) any interest, additions to taxes or penalties with respect to any of the foregoing excluded taxes in (i) through (iii) (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.
          (c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).
          (d) Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
          (e) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.
          (g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or as reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a (1) “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.
          (h) Any Lender that is a “United States person,” as defined in Section 7701(a)(30) of the Code shall deliver to Administrative Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower) duly completed copies of IRS Form W-9, or any successor form that such Lender is entitled to provide at such time in order to comply with United States backup withholding requirements.
          (i) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 hereof shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (j) If the Agent, any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 6.5 hereof, it shall pay to the Administrative Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.5 hereof with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or Issuing Bank, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or Issuing Bank in the event the Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes) to the Borrowers or any other Person.
     6.6 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the written instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.
     6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payment of a portion of the merger consideration payable under the Merger Agreement (it being agreed that Borrowers shall first apply a portion of its cash on hand in an amount to be agreed upon by Borrowers and Agent to pay merger consideration payable under the Merger Agreement before Borrowers apply proceeds of any Loans or Letters of Credit to pay any merger consideration payable under the Merger Agreement); (b) other payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Financing Agreements and the Purchase Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
     6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes Technologies (in such capacity, together with its successors and assigns, the “Administrative Borrower”) as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
          (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
          (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.
          (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
          (e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

     6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly except as otherwise agreed.
     6.10 Sharing of Payments, Etc.
          (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, in each case that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section 6.10 may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise,

and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 6.10 applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     6.11 Settlement Procedures.
          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section 6.11, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.
          (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York time, then such Lender shall make the settlement transfer described in this Section 6.11 by no later than 3:00 p.m. New York time on the same Business Day and if received by a Lender after 12:00 p.m. New York time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section 6.11(b).
          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section 6.11. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.
          (d) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Effective Rate for each day during such period and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it hereunder when due, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing

Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, if there are any Letter of Credit Obligations outstanding, within five (5) Business Days after the written request of Agent, Borrowers shall pay to Agent an amount equal to the Pro Rata Share of such Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations then outstanding to be held by Agent on terms and conditions reasonably satisfactory to Agent as cash collateral for the Obligations and for so long as there is a Defaulting Lender, Agent shall not be required to cause Issuing Bank, and Issuing Bank shall not be required, to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless upon the request of the Agent, Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or increase, extension or other amendment) to be held by Agent on its behalf on terms and conditions reasonably satisfactory to Agent or there are other arrangements reasonably satisfactory to Agent with respect to the participation in Letters of Credit by such Defaulting Lender. Such cash collateral may, subject to the terms and conditions of this Agreement, be funded with the proceeds of a Loan hereunder and shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.4 hereof. This Section 6.11 shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section 6.11 shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.
          (e) Nothing in this Section 6.11 or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.
          (f) At Administrative Borrower’s or Agent’s request, an Eligible Transferee shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to such Eligible Transferee, all of the Defaulting Lender’s outstanding Loans and Commitments hereunder. Such sale shall be consummated promptly after Agent or Administrative Borrower has arranged for a purchase by Agent or an Eligible Transferee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued and unpaid interest and fees in respect thereof, without premium or discount.
     6.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     6.13 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in any of the Financing Agreements to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution
     SECTION 7. COLLATERAL REPORTING AND COVENANTS
     7.1 Collateral Reporting.
          (a) Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent:
               (i) as soon as possible after the end of each fiscal month (but in any event within twenty (20) Business Days after the end thereof), on a monthly basis or, if a Cash Dominion Event exists at the applicable time, as soon as possible after the end of each week (but in any event by no later than Wednesday of the following week), on a weekly basis, (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for the immediately preceding period); (B) agings of accounts receivable (together with a roll-forward from the previous month’s accounts receivable balance and a reconciliation with the general ledger), and (C) agings of accounts payable;

               (ii) such other reports as to the Collateral as Agent shall reasonably request from time to time.
          (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and, absent manifest error, be conclusive and binding upon Borrowers and Guarantors. Subject to the limitations set forth herein, the Borrowing Base may be adjusted in accordance with the terms of this Agreement based on the information received by Agent pursuant to this Agreement. If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s reasonable instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.
     7.2 Accounts Covenants.
          (a) Borrowers shall notify Agent promptly (to the extent not otherwise reflected in the most recent Borrowing Base Certificate provided to Agent) of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information actually known to any Borrower or Guarantor relating to the financial condition of any account debtor that is obligated in respect of Accounts of more than $1,000,000 and (iii) any event or circumstance which, to any Borrower’s or Guarantor’s knowledge, would cause any then existing Accounts to no longer constitute Eligible Accounts. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall be permitted to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.
          (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately deposited to Blocked Accounts or immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) all setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto shall be reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
          (c) Agent shall have the right at any time or times that Agent determines in good faith that it is necessary or desirable, (i) if no Cash Dominion Event exists, in the name of a nominee of Agent or in coordination with Administrative Borrower, in the name of Agent, and (ii) if a Cash Dominion Event exists, in Agent’s name or in the name of a nominee of Agent in each case, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise. If no Cash Dominion Event exists, Agent shall use its reasonable efforts to coordinate verifications of Accounts with Administrative Borrower.
     7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records and conduct physical counts of Inventory consistent with the current practices of Borrowers and Guarantors as of the date hereof or as otherwise consented to by Agent, but in any event in a manner sufficient to permit an audit of the financial statements of Borrowers in accordance with GAAP and Borrowers shall provide to Agent such reports as may be prepared consistent with current practices with respect to such physical counts; (b) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein (including third party locations as set forth in the Information Certificate and new locations permitted by Section 9.2 hereof), without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth or permitted herein to another such location, (iii) for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein, (iv) for Inventory in transit in the ordinary course of business and (v) other Inventory with an aggregate book value not greater than $2,000,000; (c) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including any applicable requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (e) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; and (f) Borrowers and Guarantors shall keep the Inventory in good and marketable condition.
     7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s request, Borrowers and Guarantors shall deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property that is subject to a Mortgage, in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely, provided, that, (i) such appraisals shall be at the expense of Borrowers on or after a Cash Dominion Event and for so long as the same is continuing and otherwise at the expense of Agent and Lenders, and (ii) so long as no Event of Default shall exist or have occurred and be continuing, there shall be no more than one (1) Equipment appraisal and one (1) Real Property appraisal in any twelve (12) month period at the expense of Borrowers; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted) in accordance with current practices; (c) Borrowers and Guarantors shall use the Equipment and Real Property in accordance with applicable standards of any insurance and in conformity with all applicable laws in accordance with Section 8.7 hereof; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except (i) for sales or other dispositions of Equipment permitted hereunder, (ii) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business, (iii) to move Equipment directly from one location set forth or permitted herein to another such location, (iv) for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business, and (v) for Equipment in transit in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.
     7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems reasonably advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements, (b) at any time on or after a Cash Dominion Event and for so long as the same is continuing to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations in accordance with the terms of this Agreement, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     7.6 Right to Cure. Agent may, at its option, upon reasonable prior notice to Administrative Borrower given at any time a Default or an Event of Default exists or has occurred and is continuing, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party if the failure to cure could reasonably be expected to materially and adversely affect the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor if (i) such Borrower is not appealing the same and (ii) the failure to pay or bond such judgment could reasonably be expected to materially and adversely affect the Collateral, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any reasonable amount, incur any reasonable expense or perform any act which, in Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
     7.7 Access to Premises; Field Examinations. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after not less than one (1) Business Day’s prior notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing (provided, that, Borrowers may make such personnel, equipment, supplies and premises available to Agent in such a manner so as to not to interfere in any material respect with the operations of Borrowers and Guarantors) and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Agent may conduct up to two (2) field examinations at Borrowers’ expense with respect to Borrowers and Guarantors in any twelve (12) month period; provided, that, (i) if the Excess Availability shall at any time during the preceding twelve (12) month period be less than $20,000,000, Agent may conduct up to three (3) such field examinations at Borrowers’ expense with respect to Borrowers and Guarantors in any twelve (12) month period or (ii) at any time a Default or Event of Default exists or has occurred and is continuing, Agent may conduct such additional field examinations at Borrowers’ expense with respect to Borrowers and Guarantors as it may require.
     SECTION 8. REPRESENTATIONS AND WARRANTIES
     Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):
     8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in existence (in the case of a corporation organized under the laws of the State of Oregon) or otherwise in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or limited liability company, and, to the extent applicable, in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company powers, (b) have been duly authorized, (c) are not in contravention of applicable law in any material respect or the terms of any Borrower’s or Guarantor’s certificate of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
     8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.
          (a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except for the Merger and as set forth in the Information Certificate.

          (b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.
          (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.
     8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since December 31, 2008. The projections for the period through the end of the 2010 fiscal year of Borrowers that have been delivered to Agent prior to the date hereof or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors believe in good faith to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being recognized that projections and forecasts provided by Borrowers are not to be viewed as facts and that actual results during the period covered by any projections and forecasts may differ from the projected or forecasted results). The Obligations constitute, and will continue to constitute, “Priority Lien Debt” (as such term is defined in the Indenture as in effect on the date hereof).
     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good and valid title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it, and all information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except for taxes which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
     8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate or as otherwise disclosed to Agent pursuant to Section 9.6(b), (a) there is no investigation by any Governmental Authority pending, or to any Borrower’s or Guarantor’s knowledge, threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which could reasonably be expected to be adversely determined against such Borrower or Guarantor and which, if adversely determined against such Borrower or Guarantor, has or could reasonably be expected to have a Material Adverse Effect.
     8.7 Compliance with Other Agreements and Applicable Laws.
          (a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, which default or violation has or could reasonably be expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, where the failure to so compliance has or could reasonably be expected to have a Material Adverse Effect.
          (b) Borrowers and Guarantors have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except where the failure to so obtain could not reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect and there are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which in any case has or could reasonably be expected to have a Material Adverse Effect.
     8.8 Environmental Compliance.

          (a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Domestic Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit except where the same has not had or could not reasonably be expected to have a Material Adverse Effect, and the operations of Borrowers, Guarantors and any Domestic Subsidiary of any Borrower or Guarantor comply with all Environmental Laws and all Permits except where the failure to do so has not had or could not reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to any Borrower’s or Guarantor’s knowledge threatened, with respect to (i) any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor or any Domestic Subsidiary of any Borrower or Guarantor, (ii) the release, spill or discharge, threatened or actual, of any Hazardous Material, (iii) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (iv)any other environmental, health or safety matter, which in any case has had or could reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth on Schedule 8.8 to the Information Certificate, as of the date hereof Borrowers, Guarantors and their Domestic Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which in any case has or could reasonably be expected to have a Material Adverse Effect.
          (d) Borrowers, Guarantors and their Domestic Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such Permits are valid and in full force and effect, except where the failure to so obtain has not had or could not reasonably be expected to have a Material Adverse Effect.
     8.9 Employee Benefits.
          (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification and result in a Material Adverse Effect. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan where any failure to do so has or could reasonably be expected to have a Material Adverse Effect.

          (b) There are no pending, or to any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, which, if decided adversely to any Borrower or Guarantor, would have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a liability of a Borrower in excess of $2,000,000 or otherwise have a Material Adverse Effect; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan by an amount in excess of $2,000,000; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has or could reasonably be expected to result in liability in an amount in excess of $2,000,000; (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has or could reasonably be expected to result in liability in an amount in excess of $2,000,000; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
     8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.
     8.11 Intellectual Property. (a) Each Borrower and Guarantor owns or licenses or otherwise has the right to use all material Intellectual Property necessary for the operation of its business as presently conducted, provided that the foregoing representation and warranty shall not be deemed or construed as a representation or warranty with respect to non-infringement (which is addressed solely in the fourth (4th) sentence of this Section 8.11). As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. To any Borrower’s and Guarantor’s knowledge, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights to the extent that the revocation, suspension or termination of such rights has had or could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower or Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property, in each case owned by any Borrower or Guarantor, or goods bearing or using any Intellectual Property owned by any Borrower or Guarantor presently sold by or employed by any Borrower or Guarantor infringes any patent, trademark, service mark, trade name, copyright or other Intellectual Property owned by any other Person presently, and, to the knowledge of Borrower or Guarantor, no claim or litigation is pending or threatened against any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements to which each Borrower and Guarantor is a party that are material to the business of such Borrower or Guarantor pursuant to which such Borrower or Guarantor as of the date hereof has a license or other right to use any trademarks, logos, designs or other intellectual property owned by another Person that is in effect on the date hereof (collectively, together with such agreements or such other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).
          (b) To any Borrower’s and Guarantor’s knowledge, all material issued patents, material patent applications, material trademark or trade name registrations, material trademark or trade name applications, material copyright registrations and material copyright applications included in the Collateral (the “Registered IP Collateral”), other than material patent applications, material trademark or trade name applications and material copyright applications, are valid and enforceable. To any Borrower’s and Guarantor’s knowledge, there has been no judgment holding any such issued patents, trademark or trade name registrations, copyright registrations or applications to be invalid or unenforceable, in whole or in part, nor has the validity or enforceability of any such issued patents, trademark or trade name registrations, copyright registrations or applications been questioned or challenged in any litigation or proceeding to which any Borrower or Guarantor is a party, in each case the result of which has had or could reasonably be expected to have a Material Adverse Effect.
     8.12 Subsidiaries; Capitalization; Solvency.
          (a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.
          (b) Except as set forth in Schedule 8.12 to the Information Certificate, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.
          (c) The issued and outstanding shares of Capital Stock of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.
          (d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the consummation of the Merger, the issuance of the Senior Secured Notes, the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder and thereunder.
          (e) Each Domestic Subsidiary of Parent which is a Material Subsidiary as of the date hereof is a Loan Party.
     8.13 Labor Disputes.
          (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.
          (b) As of the date hereof, there is (i) no material unfair labor practice complaint pending against any Borrower or Guarantor or, to any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no material strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.
     8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Domestic Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Domestic Subsidiaries or (ii) between any Domestic Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Domestic Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.
     8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
     8.16 Payable Practices. Each Borrower and Guarantor has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.
     8.17 Issuance of Senior Secured Notes; Disposition of Proceeds.

          (a) The Note Purchase Documents have been duly authorized, issued and delivered by Borrowers and the transactions contemplated thereunder have been performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Agent and consented to in writing by Agent) of all conditions precedent set forth therein.
          (b) Borrowers have delivered, or caused to be delivered, to Agent, true, correct and complete copies of the Indenture and the other material Note Purchase Documents.
     8.18 Acquisition of Merix.
          (a) The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed by Merix and Merger Sub and, to each Borrower’s and Guarantor’s knowledge, by the other parties thereto in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment (not merely the waiver, except as may be disclosed to Agent) of all conditions precedent set forth therein. Prior to or concurrently with the closing of the transactions contemplated by this Agreement, the Merger Effective Time has occurred and Parent has acquired and has good and marketable title to the all of the issued and outstanding shares of Capital Stock of Merix, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.
          (b) Except as set forth on Schedule 8.18 to the Information Certificate, all actions and proceedings required (if any) of any Borrower or Guarantor by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance by Borrowers and Guarantors with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and compliance by Borrowers and Guarantors with the Worker Adjustment and Retaining Notification Act) have been taken, and the transactions required thereunder have been duly and validly taken and consummated.
          (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits the consummation of the transactions described in the Financing Agreements or the Purchase Agreements and no governmental or other action or proceeding has been commenced or, to any Borrower’s or Guarantor’s knowledge, threatened, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Financing Agreements or the Purchase Agreements.
          (d) Borrowers have delivered, or caused to be delivered, to Agent, true, correct and complete copies of (i) the Merger Agreement and the other material Purchase Agreements and (ii) the Note Exchange Agreement, dated as of October 6, 2009, by and among Group, Merger Sub and the Noteholders party thereto (together with all amendments thereto, if any).
          (e) The execution and delivery of the Purchase Agreements and the consummation of the transactions contemplated thereby do not and will not result in (i) any violation by any Borrower or Guarantor of any provisions of the Worker Adjustment and Retraining Notification Act or (ii) any material liability to any Borrower or Guarantor under such Act.
     8.19 10.50% Notes. The Parent has repaid in full the entire outstanding principal amount of the 10.50% Notes, together with all accrued and unpaid interest thereon and all other amounts owing in respect thereof, and the 10.50% Notes Indenture has terminated and is no longer in force and effect
     8.20 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.
     8.21 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.
     SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS
     9.1 Maintenance of Existence.
          (a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto. Each Borrower and Guarantor shall maintain in full force and effect all material licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as otherwise permitted in Section 9.7 hereto.
          (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation or Certificate of Formation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.
          (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than ten (10) Business Days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as

Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a corporation, limited liability company or limited partnership or other form of legal entity acceptable to Agent, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days (or such shorter time as Agent may agree in writing) prior written notice from Administrative Borrower of such proposed change, which notice shall accurately set forth a description of the new form, (ii) Agent shall have received such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable in connection therewith, (iii) such change shall not adversely affect the security interests and liens of Agent in the assets of such Borrower or Guarantor or the ability of Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, and (iv) as of the date of such conversion, and after giving effect thereto, no Event of Default shall have occurred and is continuing.
     9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location provided such Borrower or Guarantor gives Agent ten (10) days prior written notice of the intended opening of any such new location, except, that, Borrowers and Guarantors shall not be required to give such prior written notice of a new location of Inventory that is owned and operated by a third party (including any processor or customer pursuant to any consignment arrangement).
     9.3 Compliance with Laws, Regulations, Etc.
          (a) Each Borrower and Guarantor shall, and shall cause any Domestic Subsidiary to, at all times, comply with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, except where the failure to do so has not had or could not reasonably be expected to have a Material Adverse Effect.
          (b) Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of any of the following: (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of any Hazardous Material other than as permitted by Environmental Laws or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or written notice with respect to: (A) any material non-compliance with or material violation of any Environmental Law by any Borrower or Guarantor or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than as permitted under any applicable Environmental Law. With respect to any condition, event or circumstance for which notice to Agent is required to be provided, final copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall, promptly upon the request of Agent, report to Agent on such response.

          (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance with any Environmental Law, except with respect to such non-compliance that could not reasonably be expected to have a Material Adverse Effect, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental consultant reasonably acceptable to Agent to conduct an assessment of the site where such non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such assessment and, if applicable, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such consultant whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.
          (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns (“Indemnified Parties”), from and against any and all losses, claims, damages, liabilities, and reasonable out-of-pocket costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work and the preparation and implementation of any closure, remedial or other plans required by Environmental Laws (“Environmental Losses”); provided that no Borrower or Guarantor shall have any liability under this clause (d) for Environmental Losses arising out of any Indemnified Party’s gross negligence or willful misconduct as determined by a final judgment rendered by a court of competent jurisdiction. All indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
     9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Domestic Subsidiary to, duly pay and discharge all Federal and other material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower, Guarantor or Domestic Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.
     9.5 Insurance.
          (a) Each Borrower and Guarantor shall, and shall cause any Domestic Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so within three (3) Business Days of Agent’s request, Agent is authorized, but not required, to obtain such insurance at the expense of

Borrowers. All such policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor at any time an Event of Default exists or has occurred and is continuing, in obtaining, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, subject to Sections 9.5(b) and (c) below, any insurance proceeds received by Agent at any time may be applied to either, as Agent may elect, prepay the Loans or to payment of the Obligations in accordance with the terms of Section 6.4 hereof.
          (b) Notwithstanding anything to the contrary contained herein, if any of the Equipment or any portion of any building, structure or other improvement on any Real Property is lost, physically damaged or destroyed, upon the written request of Administrative Borrower,
               (i) if the amount of the Net Cash Proceeds from insurance received by Agent pursuant to this Section 9.5 based on a claim by a Borrower or Guarantor as a result of such loss, damage or destruction is equal to or less than $1,000,000, Agent shall promptly release to Administrative Borrower such Net Cash Proceeds then in the possession and control of Agent at the time of such request, provided, that, no Default or Event of Default shall exist or have occurred and be continuing, and
               (ii) if the amount of the Net Cash Proceeds from insurance received by Agent pursuant to this Section 9.5 based on a claim by a Borrower or Guarantor as a result of such loss, damage or destruction is greater than $1,000,000 and less than $4,000,000, Agent shall promptly from time to time release to Administrative Borrower such Net Cash Proceeds then in the possession and control of Agent at the time of such request, provided, that, each of the following conditions is satisfied: (A) no Default or Event of Default shall exist or have occurred and be continuing, (B) the amount of the insurance proceeds (together with any deductible to be satisfied by any Borrower or Guarantor) are sufficient, in Agent’s good faith determination, to effect such repair, refurbishing or replacement in a satisfactory manner, (C) such proceeds shall be used first to repair, refurbish or replace the Equipment or any portion of any building, structure or other improvement on any Real Property so lost, damaged or destroyed (free and clear of any security interests, liens, claims or encumbrances), (D) the insurance carrier shall have waived any right of subrogation against Borrowers and Guarantors under its policy, (E) such repair, refurbishing or replacement shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (F) the insurance proceeds shall be released by Agent to Administrative Borrower from time to time as needed and/or, at Agent’s option, released by Agent directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other persons rendering services or materials to repair, refurbish or replace such Equipment or any such portion of any building, structure or other improvement on any Real Property, and (G) the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment or any portion of any building, structure or other improvement on any Real Property so lost, damaged, destroyed to be of at least equal value and substantially the same character as prior to such loss, damage or destruction.
          (c) Notwithstanding anything to the contrary in Section 9.5(b), at any time an Event of Default exists or has occurred and is continuing or as to any insurance proceeds in excess of those used to repair, refurbish or replace any Equipment or any portion of any building, structure or other improvement on any Real Property, at its option, Agent may apply such insurance proceeds to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations. After the repair, refurbishing or replacement of any Equipment or any portion of any building, structure or other improvement on any Real Property with a value in excess of $1,000,000 as provided in Section 9.5(b), without limiting any other rights of Agent or Lenders, at Agent’s option, Borrowers shall, at their expense, deliver or cause to be delivered to Agent written appraisals as to such Equipment, building, structure or improvement in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (which appraisal shall not be considered for purposes of any limitations on appraisals provided for herein, but rather in addition thereto).
     9.6 Financial Statements and Other Information.
          (a) Each Borrower and Guarantor shall, and shall cause each Domestic Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:
               (i) within thirty (30) days after the end of each fiscal month, monthly unaudited balance sheets, statements of income and loss and statements of cash flow of Parent’s consolidated U.S. operations (on a consolidating basis) in accordance with GAAP, subject to normal quarter-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.17 of this Agreement for such fiscal month,
               (ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of Parent’s Form 10-Q for such quarter, together with Parent’s quarterly balance sheets, statements of income and loss and statements of cash flow for Parent’s consolidated U.S. operations, with comparisons to corresponding amounts for the U.S. operations in the financial plan approved by the Board of Directors of Parent for such period, and
               (iii) within ninety (90) days after the end of each fiscal year, a copy of Parent’s Form 10-K which shall include consolidated financial statements audited by, and the unqualified opinion of, a nationally recognized firm of certified public accountants, together with a copy of the annual consolidating trial balances which include annual unaudited balance sheets, statements of income and loss and statements of cash flow for Parent’s consolidated U.S. operations.
          (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined could be reasonably expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $500,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, (vi) the occurrence of any Default or Event of Default, (vii) any cash equity contribution received by Parent after the date hereof and (viii) any Net Cash Proceeds of any Permitted Foreign Disposition received by a Loan Party after the date hereof.
          (c) Promptly after the sending or filing thereof, Borrowers shall notify Agent that any of the following have been sent or filed, and to the extent are not then publicly available by electronic means to Agent shall send to Agent copies of (i) all reports which Parent or any of its Subsidiaries sends to its security holders generally, (ii) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.
          (d) Borrowers and Guarantors shall, within forty five (45) days after the beginning of each fiscal year, furnish or cause to be furnished to Agent projections for such year prepared in a format consistent with the projections delivered to Agent prior to the date hereof, which shall be prepared on a monthly basis. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant, in each case subject to Section 13.5 hereof. In addition, Agent is authorized to send any notices of default or provide any other information to Trustee and the Senior Secured Notes Collateral Agent to the extent such notice or such Information is required to be provided by the Intercreditor Agreement. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.
     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,
          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except:

               (i) any Loan Party may merge with an into any other Loan Party, and any Domestic Subsidiary (other than a Loan Party) may merge with and into or consolidate with any other Domestic Subsidiary (other than a Borrower), provided, that, each of the following conditions is satisfied as determined by Agent: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Person to so merge or consolidate, which notice shall set forth in reasonable detail reasonably satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, and the locations of the assets of the persons that are merging or consolidating, (B) Agent shall have received such other information and documentation with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), and (E) if a Borrower is involved in any merger or consolidation, a Borrower shall be the surviving entity,
               (ii) any Foreign Subsidiary may merge or consolidate with and into any other Foreign Subsidiary or any other Person, provided, that, (A) Agent shall have received prompt written notice of the intention of such Foreign Subsidiary to so merge or consolidate, which notice shall set forth in reasonable detail, the Foreign Subsidiary that is merging or consolidating, the person with whom such Foreign Subsidiary is merging or consolidating and the material agreements and documents relating to such merger or consolidation, (B) a Foreign Subsidiary shall be the surviving entity of such merger or consolidation and, except in the case of a merger or consolidation of two Foreign Subsidiaries, the conditions set forth in Section 9.10(i) shall be satisfied, and (C) in no event shall any Borrower or Guarantor (1) make, or be required to make, any payment or incur any obligation or liability in connection with such merger or consolidation (other than immaterial obligations and liabilities for which such Borrower or Guarantor is liable so long as such obligations and liabilities were not incurred by such Borrower or Guarantor in connection with, or in anticipation or contemplation of, such merger or consolidation), or (2) take any other action which is otherwise prohibited hereunder; or
          (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for
               (i) sales of Inventory in the ordinary course of business,
               (ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of (A) in the case of Borrowers, Guarantors and Domestic Subsidiaries, $500,000 for all such Equipment disposed of in any fiscal year of Borrowers and (B) in the case of Foreign Subsidiaries (and without limiting the terms of Section 9.7(b)(vi) hereof), $5,000,000 for all such Equipment disposed of in any fiscal year of Borrowers, or in each case such greater amount as Agent may otherwise agree,

               (iii) the sale or other disposition of Equipment by a Borrower, Guarantor or Domestic Subsidiary to any Foreign Subsidiary, provided, that, each of the following conditions is satisfied: (A) each such sale or other disposition shall be in a bona fide arms’ length transaction, (B) such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment sold or disposed of in any fiscal year of Borrowers or such greater amount as Agent may otherwise agree in writing, (C) to the extent that such Equipment so sold or otherwise disposed of is Eligible Equipment, (1) Agent shall have received Net Cash Proceeds from the Foreign Subsidiary in respect of such sale or other disposition not less than the amount equal eight-five percent (85%) of the net orderly liquidation value of such Equipment set forth in the most recent written appraisal of the Equipment received by Agent, which shall be applied either, as Agent may elect, to prepay the Loans or to the payment of the Obligations in accordance with the terms of Section 6.4 hereof and (2) the Fixed Asset Availability shall be reduced by an amount equal to such Net Cash Proceeds, and (D) as of the date of such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,
               (iv) Permitted Domestic Dispositions,
               (v) Permitted Foreign Dispositions,
               (vi) the sale or other disposition by any Foreign Subsidiary of Equipment, Real Property and other assets no longer necessary or useful in the business of such Foreign Subsidiary as a result of the completion of the Merger,
               (vii) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof, including pursuant to a Qualified Public Offering (other than as permitted under Section 9.7(b)(viii) hereof); provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the Net Cash Proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or adversely affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, if as of the date of such issuance and sale or after giving effect thereto, a Cash Dominion Event has occurred and is continuing, all of the Net Cash Proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with the terms of Section 6.4 hereof,

               (viii) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,
               (ix) the grant by any Borrower or Guarantor of a non-exclusive license, or an exclusive license after the date hereof to any Foreign Subsidiary, for the use of any Intellectual Property consisting of trademarks or patents owned by any Borrower or Guarantor; provided, that, as to any such license, each of the following conditions is satisfied: (A) within ten (10) Business Days after the end of each fiscal quarter, or at any time an Event of Default exists or has occurred and is continuing more frequently as Agent may request, Borrowers and Guarantors shall provide to Agent a list of the licenses, if any, entered into during the immediately preceding fiscal quarter (or such shorter period), together with such other information with respect thereto as Agent may reasonably request, (B) each such license shall be in a bona fide arms’-length transaction, (C) such license shall not include any limitations or restrictions on the use of such trademarks or patents that would adversely affect the ability of Agent to use such trademarks or patents in order to sell or otherwise realize upon any of the Inventory, (D) upon Agent’s reasonable request, Borrowers and Guarantors shall deliver to Agent true, correct and complete copies of such agreements, documents and instruments in connection with such license as Agent may reasonably specify, and (E) at the time of the grant of the license and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,
          (c) wind up, liquidate or dissolve except that (i) any Domestic Subsidiary (other than a Borrower) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (A) the winding up, liquidation and dissolution of such Domestic Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (B) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (C) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Domestic Subsidiary (if a Loan Party) shall be duly and validly transferred and assigned to another Loan Party, free and clear of any liens, restrictions or encumbrances other than Permitted Liens (and Agent shall have received such evidence thereof as Agent may reasonably require) and Agent shall have received such deeds, assignments or other agreements as Agent may reasonably request to evidence and confirm the transfer of such assets of such Domestic Subsidiary to such Loan Party, (D) Agent shall have received all documents and agreements that any Domestic Subsidiary has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (E) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (F) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (G) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (ii) any Foreign Subsidiary may wind up, liquidate and dissolve, provided, that, except in the case of the winding up, liquidation or dissolution of Viasystems Luxembourg S.A. R.L., (A) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Foreign Subsidiary to wind up, liquidate or dissolve, and (B) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; or
          (d) enter into a binding agreement to do any of the foregoing.
     9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or (upon knowledge thereof) permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except the following (collectively, “Permitted Liens”):
          (a) the security interests and liens of Agent for itself and the benefit of Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;
          (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;
          (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;
          (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;
          (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

          (f) pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;
          (g) pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business; provided, that, in connection with any performance bonds issued by a surety or other person for the account of, or with respect to the performance by, a Loan Party, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral (other than cash collateral pledged to the issuer of such bond) in an agreement, in form and substance reasonably satisfactory to Agent;
          (h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower, Guarantor or Subsidiary and the precautionary UCC financing statement filings in respect thereof;
          (i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect, and (iv) Agent may establish a Reserve with respect thereto;
          (j) security interests and liens of Senior Secured Notes Collateral Agent securing the Indebtedness permitted under Section 9.9(h) hereof; provided, that, such security interests and liens shall be subject and subordinate to the security interests and liens of Agent pursuant to the terms of the Intercreditor Agreement;
          (k) security interests and liens securing the Refinancing Indebtedness permitted under Section 9.9(i) hereof; provided, that, such security interests and liens shall be subject and subordinate to the security interests and liens of Agent pursuant to an intercreditor agreement substantially in the form of the Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to Agent;
          (l) liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of goods;
          (m) security interests and liens to secure Acquired Indebtedness permitted under Section 9.9(j) hereof; provided that (i) the security interests and liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by a Borrower, Guarantor or Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by a Borrower, Guarantor or Subsidiary, (ii)

such security interests and liens do not extend to or cover any property or assets of a Borrower, Guarantor or Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by a Borrower, Guarantor or Subsidiary and (iii) such security interests do not encumber any Accounts, any Inventory or any assets included in the Borrowing Base;
          (n) any lien, encumbrance or other exception to coverage under the title insurance policies (or pro forma policies) received and approved by Agent in connection with the Mortgage;
          (o) security interests and liens on the assets of any Foreign Subsidiary (other than Capital Stock issued by a Loan Party) securing Indebtedness permitted under Section 9.9(f) hereof; and
          (p) the security interests and liens set forth on Schedule 8.4 to the Information Certificate which are not otherwise permitted by the other clauses of this Section 9.8.
          Notwithstanding anything to the contrary contained in this Section 9.8 above, in no event shall the foregoing permit any Borrower, Guarantor or Domestic Subsidiary to create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, change or other encumbrance, in, on or with respect to any of its assets to secure any liabilities, Indebtedness or obligations of any Foreign Subsidiary.
     9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:
          (a) the Obligations;
          (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $5,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;
          (c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of the Secured Parties
          (d) (i) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g), (ii) the Indebtedness of any Foreign Subsidiary to any Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(h) hereof, or (iii) the Indebtedness of any Borrower of Guarantor to any

Foreign Subsidiary arising after the date hereof pursuant to loans by any Foreign Subsidiary to any Borrower or Guarantor pursuant to Section 9.10(i) hereof;
          (e) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof or except to the extent secured by pledges or deposits of cash as permitted under Section 9.8 hereof;
          (f) Indebtedness of any Foreign Subsidiary arising after the date hereof, provided, that, (i) as to any such Indebtedness, Borrowers and Guarantors shall not be directly or indirectly liable (by virtue of any Borrower or Guarantor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), and (ii) any default by a Foreign Subsidiary in respect of such Indebtedness shall not constitute a default in respect of any Indebtedness of a Borrower or Guarantor;
          (g) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as reasonably determined by Agent: (i) such Indebtedness shall be on terms and conditions reasonably acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations (other than unasserted contingent indemnity obligations) pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may reasonably request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all proceeds of the loans or other accommodations giving rise to such Indebtedness which arise when a Cash Dominion Event exists shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof, (v) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or in any other manner that is not adverse in any material respect to the interests of any Borrower, Guarantor, Lender or Agent, or (B) except as expressly permitted by the applicable intercreditor agreement described in Section 9.9(g)(i) above, redeem, retire, defease, purchase or otherwise acquire such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose prior to the stated due date therefor, and (vi) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;
          (h) Indebtedness of Borrowers and Guarantors evidenced by or arising under the Indenture; provided, that:
               (i) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness; except, that, (A) Borrowers and Guarantors may make regularly scheduled payments of interest in respect of such Indebtedness, (B) Borrowers and Guarantors may pay fees, expenses and indemnities incurred in connection therewith, (C) Borrowers and Guarantors may repay the outstanding principal amount of such Indebtedness plus accrued and unpaid interest thereon on or after the Maturity Date, and (D) Borrowers and Guarantors may make payments in respect of such Indebtedness with the proceeds of Refinancing Indebtedness permitted under Section 9.9(i),
               (ii) Borrowers and Guarantors shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except with the proceeds of Refinancing Indebtedness permitted under Section 9.9(i), and
               (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness received by a Borrower or Guarantor or on its behalf, promptly after the receipt thereof or sent by a Borrower or Guarantor or on its behalf concurrently with the sending thereof;
          (i) Indebtedness of Borrowers and Guarantors arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(h) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Refinancing Indebtedness, which notice shall set forth in reasonable detail the amount of such Refinancing Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Refinancing Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall not require any payments of, or in respect of, principal prior to the Maturity Date (including any sinking fund payments or similar type of payments), (iv) if the Refinancing Indebtedness shall be secured by a lien on any assets of Borrowers or Guarantors, any such lien shall be subject and subordinate to the lien of the Agent pursuant to the terms of an intercreditor agreement, substantially in the form of the Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to Agent, duly executed and delivered by Borrowers, Guarantors and the collateral agent for the holders of such Refinancing Indebtedness, (v) Borrowers and Guarantors shall not, directly or indirectly, (A) make any payments in respect of such Indebtedness; except, that, (1) Borrowers and Guarantors may make regularly scheduled payments of interest in respect of such Indebtedness, (2) Borrowers and

Guarantors may pay fees, expenses and indemnities incurred in connection therewith, (3) Borrowers and Guarantors may repay the outstanding principal amount of such Indebtedness plus accrued and unpaid interest thereon on or after the Maturity Date, and (4) Borrowers and Guarantors may make payments in respect of such Refinancing Indebtedness with the proceeds of other Refinancing Indebtedness permitted under this Section 9.9(i), or (B) redeem, retire, defease, purchase or otherwise acquired such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for), and (vi) Borrowers and Guarantors shall furnish to Agent copies of all notices or demands in connection with such Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;
          (j) Indebtedness of Borrowers and Guarantors arising after the date hereof to any third person, including Acquired Indebtedness, in an aggregate outstanding principal amount not to exceed $10,000,000 at any time; provided, that, as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and
          (k) Indebtedness of Borrowers and Guarantors evidenced by or arising under the indenture in respect of the Senior Subordinated Notes due 2013 issued by Merix; provided, that:
               (i) the principal amount of such Indebtedness shall be not more than $1,500,000 at any time, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in such indenture as in effect on the date hereof;
               (ii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness; except, that, (A) Borrowers and Guarantors may make regularly scheduled payments of interest in respect of such Indebtedness, (B) Borrowers and Guarantors may pay fees, expenses and indemnities incurred in connection therewith, (C) Borrowers and Guarantors may repay the outstanding principal amount of such Indebtedness plus accrued and unpaid interest thereon; provided, that, if such repayment occurs on or after March 16, 2010, no Default or Event of Default shall exist or have occurred and be continuing, and
               (iii) Borrowers and Guarantors shall furnish to Agent copies of all notices or demands in connection with such Indebtedness received by a Borrower or Guarantor or on its behalf, promptly after the receipt thereof or sent by a Borrower or Guarantor or on its behalf concurrently with the sending thereof;
          (l) the Indebtedness set forth on Schedule 9.9 to the Information Certificate which is not otherwise permitted by the other clauses of this Section 9.9, provided, that, in the case of such Indebtedness or any Borrower or Guarantor, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebteness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or in any other manner that is not adverse in any material respect to the interests of any Borrower, Guarantor, Lender or Agent, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.
     9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:
          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;
          (b) Investments in cash or Cash Equivalents, provided, that, as to such Investments by any Borrower or Guarantor, the terms and conditions of Section 5.2(d) and (e) hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;
          (c) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;
          (d) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $100,000 in the aggregate at any time outstanding in the ordinary course of business;
          (e) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

          (f) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor;
          (g) loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof;
          (h) loans by a Borrower or Guarantor to a Foreign Subsidiary after the date hereof not to exceed the principal amount of $30,000,000 in the aggregate at any time outstanding, provided, that, as of the date of any such loan and after giving effect thereto, (i) Agent shall have received not less than two (2) Business Days’ prior written notice of the intention of Borrowers or Guarantors to make such loan, (ii) the Excess Availability for each of the immediately preceding thirty (30) consecutive days prior to the date of any such loan shall have been not less than $15,000,000 and as of the date of any such loan and after giving effect thereto, the Excess Availability shall be not less than $15,000,000 (iii) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (iv) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument unless the single original of such note or other instrument shall have been promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;
          (i) Investments by any Foreign Subsidiary after the date hereof to or in any Person, provided, that, (i) in no event shall any Borrower or Guarantor make, or be required to make, any payment or incur any obligation or liability (contingent or otherwise) in connection with any such Investment, and (ii) in the case of any Investment constituting a loan or advance to a Borrower or Guarantor (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations (other than unasserted contingent indemnity obligations) on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations (other than unasserted contingent indemnity obligations), duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;
          (j) (i) Permitted Acquisitions and (ii) Permitted Joint Ventures; and
          (k) the loans and advances and other Investments set forth on Schedule 9.10 to the Information Certificate which are not otherwise permitted by the other clauses of this Section 9.10; provided, that, as to such loans and advances and other Investments, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto in any manner that is adverse in any material respect to the interests of any Borrower, Guarantor, Lender or Agent and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances and other Investments either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.
     9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:
          (a) it may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Event of Default shall exist or occur);
          (b) any Foreign Subsidiary may pay any dividends to its shareholders;
          (c) any other Subsidiary of Parent may pay dividends to its shareholders; provided, that, no Borrower, Guarantor or Domestic Subsidiary may pay any dividends to a Foreign Subsidiary;
          (d) it may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock option plan, or in the case of an employee stock ownership plan upon the termination, retirement or death of any such employee in accordance with the provisions of such employee stock ownership plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $500,000.
     9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:
          (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person or (ii) for the loans permitted under Section 9.10 hereof; or

          (b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business.
     9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.
     9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year; provided, that, until June 30, 2010 (i) the fiscal year end of Merix and its Subsidiaries may end on May 31 and (ii) the fiscal quarters end of Merix and its Subsidiaries may end on August 31, November 30, February 28 and May 31.
     9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.
     9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Domestic Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower, Guarantor or any of its Domestic Subsidiaries; (b) make loans or advances to such Borrower, Guarantor or any of its Domestic Subsidiaries, (c) transfer any of its properties or assets to such Borrower, Guarantor or any of its Domestic Subsidiaries; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower, Guarantor or any of its Domestic Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower, Guarantor or any of its Domestic Subsidiaries, (v) any agreement relating to permitted Indebtedness incurred by a Domestic Subsidiary of such Borrower or Guarantor prior to the date on which such Domestic Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) the Note Purchase Documents and the documents governing the Refinancing Indebtedness which refinances the Indebtedness under the Note Purchase Documents; provided, that, any such encumbrance or restrictions contained in the documents governing such Refinancing Indebtedness are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the Note Purchase Documents, and (vii) the extension or continuation of other contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.
     9.17 Financial Covenants.
          (a) Fixed Charge Coverage Ratio. During any Compliance Period, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, for the most recently ended period set forth below for which Agent has received financial statements of Parent and its Subsidiaries, shall not be less than the ratio set forth below opposite such period:

Minimum Fixed
Period	Charge Coverage Ratio
2/1/10 - 2/28/10	1.10:1.0

2/1/10 - 3/31/10	1.10:1.0

2/1/10 - 4/30/10	1.10:1.0

2/1/10 - 5/31/10	1.10:1.0

2/1/10 - 6/30/10	1.10:1.0

2/1/10 - 7/31/10	1.10:1.0

2/1/10 - 8/31/10	1.10:1.0

2/1/10 - 9/30/10	1.10:1.0

2/1/10 - 10/31/10	1.10:1.0

2/1/10 - 11/30/10	1.10:1.0

2/1/10 - 12/31/10	1.10:1.0

2/1/10 - 1/31/11 and the twelve month period ended on the last day of each month thereafter	1.10:1.0

          (b) Capital Expenditures. Parent and its Subsidiaries shall not, directly or indirectly, make Capital Expenditures in an amount in excess $55,000,000 during any period of twelve consecutive months from and after the date hereof(each such period being referred to as a “CapEx Test Period”), except that Parent and its Subsidiaries may make Capital Expenditures in an amount in excess of $55,000,000 (but not in excess of $80,000,000) during any CapEx Test Period; provided, that, if Parent makes Capital Expenditures in an amount in excess of $55,000,000 during any CapEx Test Period, then an Event of Default shall occur if Excess Availability shall be less than $30,000,000 for five (5) consecutive Business Days at any time during the 365 day period immediately following the last day of such CapEx Test Period.
     9.18 Excess Availability. Borrowers shall at all times maintain Excess Availability of not less than $7,500,000.
     9.19 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
     9.20 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgage and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may reasonably determine, in form and substance substantially similar to the Mortgage and as to any provisions relating to specific state laws reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first priority lien and mortgage on and security interest in such Real Property, fixtures or other property (except for Permitted Liens or as otherwise consented to in writing by Agent), an environmental assessment thereof reasonably acceptable to

Agent and such other agreements, documents and instruments as Agent may reasonably require in connection therewith.
     9.21 Costs and Expenses. Borrowers and Guarantors shall pay to Agent, within five (5) Business Days following demand by Agent, all reasonable and documented out-of-pocket costs and expenses (and including the per diem charges contemplated by clause (f) below), filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.
     9.22 Additional Guaranties and Collateral Security; Further Assurances.
          (a) In the case of the formation or acquisition by a Borrower or Guarantor of any Material Subsidiary after the date hereof (other than a Foreign Subsidiary) or in the case of any Subsidiary existing on the date hereof which is not a Material Subsidiary on the date hereof but hereafter becomes a Material Subsidiary, as to any such Subsidiary, (i) the Borrower or Guarantor forming, acquiring or holding such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a joinder agreement to the Financing Agreements in order to make such Subsidiary a party to this Agreement as a “Borrower” if it owns assets that would constitute Eligible Accounts and Eligible Equipment or otherwise as a “Guarantor”, and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and including, but not limited to, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, other agreements, documents or instruments contemplated under Section 5.2 and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of such Subsidiary and the Capital Stock of any Borrower or Guarantor in such Subsidiary, resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming, acquiring or holding such Subsidiary shall execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and otherwise comply with the terms of Section 5.2 hereof with respect thereto, such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.
          (b) In the case of an acquisition of assets (other than Capital Stock) pursuant to a Permitted Acquisition by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder (except in the case of deposit accounts and any other assets consented to by Agent, within thirty (30) days after the acquisition thereof), (ii) except as Agent may otherwise agree, all consents, waivers, acknowledgments and other agreements from third persons which are reasonably necessary or proper in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (iii) except as Agent may otherwise agree, the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (iv) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.
          (c) At the reasonable request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may, at any time and from time to time that either a Borrower requests the borrowing of any Loan or the issuance of any Letter of Credit or Agent reasonably believes a Default or Event of Default exists, request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate.
     9.23 Intellectual Property.

          (a) No Borrower or Guarantor shall do any act, or omit to do any act, whereby any Registered IP Collateral is reasonably likely to become abandoned, invalidated, unenforceable or voided; provided, however, that, so long as no Event of Default shall exist or have occurred and be continuing, any Borrower or Guarantor may abandon or cancel any Registered IP Collateral that is no longer material or is no longer used or useful in the business of such Borrower or Guarantor or has minimal value. Promptly upon Agent’s reasonable request, any Borrower or Guarantor shall notify Agent if it knows of any reason why any Registered IP Collateral has become or is reasonably likely to become abandoned, invalidated, unenforceable or voided. Upon Agent’s reasonable request, any Borrower or Guarantor shall reasonably promptly notify Agent if such Borrower or Guarantor has knowledge of any use by any Person of any other process or product that infringes any Registered IP Collateral.
          (b) Within forty-five (45) days after the end each fiscal quarter, Borrowers and Guarantors shall provide written notice to Agent of any issued patents (including any reissue or extension of any patent or any patent issuing on any division, continuation, continuation-in-part or extension of any patent), trademark or trade name registrations or copyright registrations in the United States Patent and Trademark Office, the United States Copyright Office or in any similar office or agency in the United States of America, any State thereof, any political subdivision thereof obtained or filed by any Borrower or Guarantor during such fiscal quarter, or of any applications for any of the foregoing (including any application for reissue or extension of any patent, or any division, continuation or continuation-in-part patent application) obtained or filed by any Borrower or Guarantor during such fiscal quarter. The provisions of this Agreement (and the other Collateral Documents, as applicable) shall automatically apply to any such issuance, registration or application. Upon the request of Agent, Debtor shall reasonably promptly execute and deliver to Agent any and all assignments, agreements, instruments, documents and such other papers as may be reasonably requested by Agent to evidence, record and perfect the security interest in such issuance, registration or application in favor of Agent.
     SECTION 2. EVENTS OF DEFAULT AND REMEDIES
     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) (i) any Borrower fails to make any principal payment hereunder when due, or (ii) any Borrower fails to pay interest, fees or any of the other Obligations within two (2) Business Days after the due date thereof, or (iii) any Borrower or Guarantor fails to perform any of the covenants contained in Section 9.1(b), 9.1(c), 9.2, 9.3, 9.4, 9.13, 9.14, or 9.16 of this Agreement and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured or (iv) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i), 10.1(a)(ii) and 10.1(a)(iii) above;
          (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects);
          (c) any Guarantor revokes or terminates or purports to revoke or terminate any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender entered into in connection with the Obligations;
          (d) any judgment or judgments for the payment of money is or are rendered against any Borrower or Guarantor in excess of $2,000,000 in the aggregate (to the extent not covered by insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $2,000,000;
          (e) any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors (other than a meeting solely with the Lenders and the other Secured Parties) in connection with a moratorium or adjustment of the Indebtedness due to them;
          (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;
          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;
          (h) (i) any default in respect of the Indebtedness evidenced by the Note Purchase Documents, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, (ii) any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Agent and Lenders hereunder and Indebtedness under the Note Purchase Documents), in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or (iii) any default by any Borrower or Guarantor under any Material Contract and/or is not waived in writing by the other parties thereto;
          (i) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent or the other Secured Parties) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);
          (j) an ERISA Event shall occur which results or could reasonably be expected to result in liability in an amount in excess of $2,000,000;
          (k) any Change of Control shall occur;
          (l) the indictment by any Governmental Authority of any Borrower or Guarantor as to which there is a reasonable likelihood of an adverse determination, in the good faith determination of Agent under any criminal statute, pursuant to which statute the penalties or remedies sought or available include forfeiture of any of the Collateral having a value in excess of $2,000,000; or
          (m) there shall be an event, development or circumstance after the date hereof that has a Material Adverse Effect.
     10.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.
          (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), the

Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).
          (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and, to the extent permitted by applicable law, Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.
          (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its good faith discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.
          (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.
          (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable (during the term of this Agreement), non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing subject to the terms of the last sentence of this clause (f)) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Upon the termination of the Commitments and the payment and satisfaction of all of the Obligations (other than unasserted contingent indemnity obligations) and the delivery of cash collateral to the extent required by Section 13.1 hereof, the right of Agent to use the license granted under this clause (f) shall terminate, subject to the terms of Section 6.4(c) hereof.
          (g) At any time an Event of Default exists or has occurred and is continuing, Agent shall apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all reasonable costs and expenses of collection or enforcement, including reasonable attorneys’ fees and expenses.
          (h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default and for so long as the same is continuing, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent in its Permitted Discretion determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).
          (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within sixty (60) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.
          (d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF

THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.
     11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.
     11.3 Amendments and Waivers.
          (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders (or as to the signatures of Required Lenders, Agent may, at Agent’s option, instead of obtaining separate signatures of such Lenders, sign on behalf of any such Lender with the authorization or consent of such Lender), and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Administrative Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:
               (i) reduce the interest rate or any fees (other than fees payable solely to Agent) or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

               (ii) increase the Maximum Credit without the consent of Agent and all of Lenders, or increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender,
               (iii) release all or a substantial portion of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), or release any guarantee of the Obligations, in each case without the consent of Agent and all of Lenders,
               (iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,
               (v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,
               (vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or
               (vii) amend the definitions of Borrowing Base, Eligible Accounts, Eligible Equipment or Eligible Real Property, in each case, only if the effect of such amendment is to increase the amount of the Borrowing Base, or amend the definition of Cash Dominion Event, in each case, without the consent of Agent and all of Lenders.
          (b) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.
          (c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia or Administrative Borrower shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia or Administrative Borrower of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to such Eligible Transferee as Wachovia or Administrative Borrower may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia or Administrative Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall be delivered within ninety (90) days after the date of the failure to consent and shall specify the date on which such purchase and sale shall occur (which date shall be not more than thirty

(30) days thereafter). Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, such Eligible Transferee specified by Wachovia or Administrative Borrower, shall pay to the Non-Consenting Lender (except as such Eligible Transferee and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.
          (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts, Eligible Equipment or Eligible Real Property shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.
          (e) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof. In no event shall the consent or approval of any Bank Product Provider be required for any other amendment or waiver and any such other amendment or waiver entered into in accordance with Section 11.3(a) shall be binding upon all of the Secured Parties.
     11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto (but without duplication with the payment of any indemnification obligations pursuant to Section 6.5), including amounts paid in settlement, court costs, and the reasonable and documented fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to (a) indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee) or (b) pay for attorneys’ fees and expenses of more than one counsel in each applicable jurisdiction unless the representation of Agent and all Lenders by one counsel would result in a conflict of interest, in which case Borrowers and Guarantors shall have an obligation to pay for attorneys’ fees and expenses of such additional counsels to Lenders as may be reasonably required. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
     SECTION 12. THE AGENT
     12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.
     12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent in good faith. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.
     12.3 Events of Default.
          (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.
          (b) Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.
     12.4 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     12.5 Indemnification. Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
     12.6 Non-Reliance on Agent and Other Lenders. Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.
     12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     12.8 Additional Loans. Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten percent (10%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.
     12.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

     12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;
          (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and
          (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.
     12.11 Collateral Matters.
          (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten (10%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Effective Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.
          (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than unasserted contingent indemnity obligations) and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), and to the extent Agent releases its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof in accordance with the terms of this Section 12.11(b), such sale or other disposition shall be deemed consented to by Lenders, or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) other Collateral not addressed in clauses (i) through (iii) above having a value in the aggregate in any twelve (12) month period of less than $5,000,000, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or the termination of any security interests in any Collateral.
          (c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.
          (d) Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Secured Party.
          (e) Without limiting the generality of the foregoing, each Secured Party (i) authorizes Agent to enter into the Intercreditor Agreement on behalf of such Secured Party and (ii) agrees that it will be bound (as a Secured Party) by the terms and conditions of the Intercreditor Agreement, whether or not such Secured Party executes any such agreement.
     12.12 Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.
     12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders, which successor agent shall be subject to the approval of Administrative Borrower if no Default or Event of Default shall have occurred and be continuing, provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from Administrative Borrower that Administrative Borrower does not approve such successor agent within three (3) Business Days after receipt by Administrative Borrower of the notice from Agent that it is resigning, Administrative Borrower shall be deemed to have given such approval. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     12.14 Other Agent Designations. Agent may, after consultation with Administrative Borrower, at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
     SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS
     13.1 Term.
          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date. Borrowers may terminate this Agreement at any time upon not more than thirty (30) and not less than five (5) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time upon the occurrence and during the continuance of an Event of Default and for so long as the same is continuing. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations (other than unasserted contingent indemnity obligations)and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance reasonably satisfactory to Agent, by an issuer reasonably acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York time. The cash collateral in respect of Letter of Credit Obligations received by Agent as provided above then in possession of Agent (and not applied or to be applied to any of the Letter of Credit Obligations) shall be returned to Administrative Borrower, upon its written request, within ten (10) Business Days after the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations (so long as Agent has received evidence satisfactory to it and the Issuing Bank that no unpaid draw has been made under the Letters of Credit prior to its expiration).
          (b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than unasserted contingent indemnity obligations) have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, and cash collateralized as provided in Section 13.1(a) above. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.
     13.2 Interpretative Provisions.
          (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

          (c) All references to any Borrower, Guarantor, Agent, Lenders and Issuing Bank pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.
          (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner reasonably satisfactory to Agent, if such Event of Default is capable of being cured as reasonably determined by Agent. Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been cured or waived in accordance with the terms hereof, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so cured or waived.
          (g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty-in-fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. All references to the term “reasonably” or “reasonable” or “good faith” as applied to any conduct or determination by Agent shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.
          (i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (l) For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
          (m) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (n) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
     13.3 Notices.
          (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt if during normal business hours of the recipient, otherwise on the next Business Day; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	c/o Viasystems, Inc.
101 South Hanley Road
Suite 400
St. Louis, Missouri 63105
Attention: Chief Financial Officer
Telephone No.: (314) 746-2222
Telecopy No.: (314) 746-2233

with a copy to (which shall not constitute notice):	Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, New York 10153
Attention: Richard Ginsburg, Esq.
Telephone No.: (212) 310-8084
Telecopy No.: (212) 310-8007

If to Agent or Issuing Bank:	Wachovia Capital Finance Corporation (New England)
150 South Wacker Drive
Chicago, Illinois 60606-4202
Attention: Portfolio Manager
Telephone No.: (312) 332-0420
Telecopy No.: (312) 332-0424
          (b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.
     13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     13.5 Confidentiality.
          (a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or

Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.
          (b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.
          (c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications.
     13.6 Successors.This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
     13.7 Assignments; Participations.
          (a) Each Lender may, with the prior written consent of Agent and Administrative Borrower (which consent of Administrative Borrower shall not be unreasonably withheld, conditioned or delayed), assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) the prior written consent of Administrative Borrower shall not be required at any time a Default or Event of Default shall exist or have occurred and be continuing, or in the case of a transfer or assignment to an existing Lender, to any Affiliate or Approved Fund of an existing Lender or a transfer or assignment upon the merger, consolidation, sale or transfer or other disposition of the business of a Lender, (ii) such transfer or assignment will not be effective until recorded by Agent on the Register and (iii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000, other than for assignments to Affiliates or an Approved Fund of the assigning Lender.
          (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.
          (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.
          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.
          (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.
          (g) During the period from the date hereof until the date six months thereafter, Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in a manner that is consistent with general market practice for similar syndicated credit facilities in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of copies of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.
          (h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.
     13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
     13.9 USA Patriot Act. Each Lender subject to the USA Patriot Act (Title III of Pub.L. 107-56, signed into law October 26, 2001), (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
     13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

     IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

MERIX CORPORATION

By:	/s/ Daniel J. Weber
Title: VP and Secretary

VIASYSTEMS TECHNOLOGIES CORP., L.L.C.

By:	/s/ Daniel J. Weber
Title: VP and General Counsel and Secretary

GUARANTORS

VIASYSTEMS, INC.

By:	/s/ Daniel J. Weber
Title: VP and General Counsel and Secretary

VIASYSTEMS INTERNATIONAL, INC.

By:	/s/ Daniel J. Weber
Title: VP and General Counsel and Secretary

MERIX ASIA, INC.

By:	/s/ Daniel J. Weber
Title: VP and Secretary
[Signature Page to Loan and Security Agreement]

AGENT

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), as Agent

By:	/s/ Barry Felker
Title: Vice President

ISSUING BANK

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Barry Felker
Title: Vice President

LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND)

By:	/s/ Barry Felker
Title: Vice President
[Signature Page to Loan and Security Agreement]

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of ______, 200______ is made between ___ (the “Assignor”) and ___ (the “Assignee”).
W I T N E S S E T H:
     WHEREAS, Wachovia Capital Finance Corporation (New England), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Viasystems Technologies Corp., L.L.C. and Merix Corporation (collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated February 16, 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);
     WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $___ (the “Commitment”);
     WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $___ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     1. Assignment and Acceptance.

          (a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be ___ (___%) percent.
          (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.
          (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $___.
          (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $___ (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).
     2. Payments.
          (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $___, representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.
          (b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.
     3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
     4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of        and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.
     5. Effective Date; Notices.
          (a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be ___, 200___ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:
               (i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;
               (ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
               (iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;
               (iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and
               (v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.
          (b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.
     6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]
          (a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.
          (b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

     7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     8. Representations and Warranties.
          (c) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
          (d) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
          (e) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.
     9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.
     10. Miscellaneous.
          (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.
          (b) All payments made hereunder shall be made without any set-off or counterclaim.
          (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
          (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
          (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
          (f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).
     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:

Title:

[ASSIGNEE]
By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE
                    , 20

Attn.:
Re:
Ladies and Gentlemen:
     Wachovia Capital Finance Corporation (New England), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Viasystems Technologies Corp., L.L.C. and Merix Corporation (collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated February 16, 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     1. We hereby give you notice of, and request your consent to, the assignment by                                                                (the “Assignor”) to                                                               (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                                           (___%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                                         , as the same may be further reduced by other assignments on or after the date hereof.
     2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

     3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:
Reference:
Attention:

     4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

     IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO: WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), as Agent
By:
Title:

[VIASYSTEMS TECHNOLOGIES CORP, L.L.C., as Administrative Borrower*
By:
Ttile:

*	Add signature block of Administrative Borrower to the extent the consent of Administrative Borrower is required in accordance with the definition of Eligible Transferee contained in the Loan Agreement.

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT
Borrowing Base Certificate
See attached.

B-1

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT
Compliance Certificate

To:	Wachovia Capital Finance Corporation (New England), as Agent
150 South Wacker Drive
Chicago, Illinois 60606-4202
Ladies and Gentlemen:
     I hereby certify to you, in my capacity as an officer of Administrative Borrower and not in my individual capacity, pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:
     1. I am the duly elected Chief Financial Officer of Viasystems, Inc., a Delaware corporation (“Parent”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated February 16, 2010, by and among Wachovia Capital Finance Corporation (New England), as agent for the parties thereto as lenders (in such capacity, “Agent”), the financial institutions party thereto as lenders (collectively, “Lenders”), Parent and certain of its affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned in the Loan Agreement.
     2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.
     3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.
     4. I further certify to you, in my capacity as an officer of Administrative Borrower and not in my individual capacity that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

          (a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.
          (b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.
          (c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services in a manner that is materially adverse to the rights of the Lenders or Agent under the Financing Agreements, nor has any material vendor or material trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor, in each case except as set forth on Schedule III attached hereto.
     5. Attached hereto as Schedule IV are the calculations used in determining, as of the end of such fiscal month whether Parent and its Subsidiaries are in compliance with each covenant set forth in Section 9.17 of the Loan Agreement for the test period ending as of the last day of such fiscal month (which calculations shall be provided to Agent whether or not a Compliance Period exists and irrespective of the amount of Excess Availability).

     The foregoing certifications are made and delivered this day of                     , 20   .

Very truly yours,

By:

Title:

SCHEDULE 1
Commitments

Lender	Commitment
Wachovia Capital Finance Corporation (New England)	$75,000,000

Total	$75,000,000